CODED COMMUNICATIONS CORPORATION

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       SEPTEMBER 10, 1996


     The Annual Meeting of Shareholders (the "Annual Meeting")of Coded Communications Corporation (the "Company") will be held at the offices of the Company, 1939 Palomar Oaks Way, Carlsbad, California on September 10, 1996, at 9:00 a.m., local time, and at any and all adjournments thereof, for the following purposes:

     1. To elect a Board of Directors to serve for the ensuing year until the next Annual Meeting and until their successors are elected and qualified.

     2.     To consider and vote on the following proposals
(collectively, the "Investment Proposals"):

    (a) The approval of the Mutual Agreement of Terms and Conditions dated as of May 1, 1996 (the "Investment Agreement") by and among the Company, Grupo Information, Satellite and Advertising, S.A. de C.V. ("ISA"), Renaissance Capital Parties, II LTD ("RenCap") and the holders of the Company's $1,800,000 principal amount Bridge Loan (the "Bridge Lenders");

    (b) The amendment of the Certificate of Incorporation to increase the number of authorized shares of common stock, $.01 par value per share (the "Common Stock"), from 50,000,000 shares to 100,000,000 shares, to provide primarily for the issuance of shares of Common Stock to ISA, RenCap and the Bridge Lenders pursuant to the Investment Agreement; and

    (c) The amendment of the Certificate of Incorporation to authorize 2,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"), to be issued from time to time in such amounts and designations as authorized by the Board of Directors.

     The effectiveness of each of the above three proposals is contingent on the approval of the others, and no action will be taken by the Company unless all such matters are approved. Therefore, a vote against any of the proposals may have the effect of a vote against the other proposals.

     3. To ratify the appointment of Coopers & Lybrand, LLP as independent accountants for the current year.

    4. To transact such other business as may properly come before the Annual Meeting and any adjournment or adjournments thereof.

     The Board of Directors fixed the close of business on July 26, 1996, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

    All shareholders are cordially invited to attend the Annual Meeting in person. Those who cannot attend are urged to complete, sign and date the accompanying proxy card and return it promptly in the enclosed envelope. If you return your proxy card you may nevertheless attend the Annual Meeting and vote your shares in person.









    This Notice of Annual Meeting of Shareholders is given pursuant to Section 222 of the Delaware Corporation Law and the Notice and the accompanying Proxy Statement are scheduled to be mailed on or about August 9, 1996. All inquiries with respect to the Annual Meeting, this Notice of Annual Meeting and Proxy Statement and the enclosed proxy card should be directed to the Company, Attention: John A. Robinson, Jr., at its principal executive office, 1939 Palomar Oaks Way, Carlsbad, California 92009.

                     By Order of the Board of Directors,



                     /s/  John A. Robinson, Jr.
                          John A. Robinson  Jr.
                          Chairman of the Board

Carlsbad, California
August 8, 1996








Please use the enclosed envelope to return your Proxy.
Returning your Proxy will not prevent you from voting in person at the Annual Meeting. Your prompt response will help your Company assure a quorum and avoid additional expense for proxy solicitations.


TABLE OF CONTENTS

                                                             PAGE
INTRODUCTION                                                   1
    Matters to be Considered                                   1
    Proxies and Voting                                         2
    Solicitation of Proxies                                    2
SUMMARY OF THE INVESTMENT PROPOSALS                            3
    Introduction                                               3
    Votes Required                                             3
    Background; Board of Directors Recommendations             4
    Certain Considerations                                     5
    Summary of Investment Agreement and Second Agreement       7
    Nomination of Directors and Election of the Chairman
       of the Board                                           10
    Capitalization                                            11
    Selected Financial Information                            12
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
   INFORMATION                                                13
    Pro Forma Condensed Consolidated Statements of
      Income (Loss)                                           14
    Pro Forma Condensed Consolidated Balance Sheet            15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGERS
ELECTION OF DIRECTORS AND INFORMATION CONCERNING
    DIRECTORS AND EXECUTIVE OFFICERS                          17
    General                                                   17
    Interest of Management and Insiders on Material
      Transactions                                            19
    Information About the Board of Directors and Committees of
      the Board                                               19
    Executive Compensation and Benefits                       19
    Summary of Coded Communications 1992 Stock Option Plan
      (as Amended)                                            22
    Compliance with Section 16(a) of the Securities Exchange
      Act of 1934.                                            23
INVESTMENT  PROPOSALS                                         23
    Introduction                                              23
    Votes Required                                            24
    Background of and Reasons for the Investment Proposals    24
    Board of Directors Recommendations                        26
    Source of Funds                                           28
    Recent Price of Common Stock                              28
    Certain Considerations                                    28
    Second Agreement with ISA                                 31
INVESTMENT AGREEMENT                                          32
    Summary of Investment Agreement                           32
    Amendments to Certificate of Incorporation                34
    Increase in Number of Authorized Shares of Common
          Stock                                               35
    Authorization of Preferred Stock                          35
    Employee Stock Option Plan                                38
INFORMATION ON ISA AND MANAGEMENT FOLLOWING THE
        INVESTMENT PROPOSALS                                  39
    Background                                                39
    Management and Directors                                  39
INFORMATION CONCERNING THE COMPANY                            40
    Price Range of Common Stock                               40
    Selected Financial Information                            41
    Capitalization                                            42
RATIFICATION OF SELECTION OF ACCOUNTANTS                      43
OTHER MATTERS                                                 43
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE             43
1995 ANNUAL REPORT ON FORM 10-KSB                           44

                               (i)



             CODED COMMUNICATIONS CORPORATION
                1939 PALOMAR OAKS WAY
               CARLSBAD, CALIFORNIA 92009


        PROXY STATEMENTNNUAL MEETING OF SHAREHOLDERS
                   SEPTEMBER 10, 1996


                        INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") of Coded Communications Corporation, a Delaware corporation (the "Company"), to be held on September 10, 1996, at the offices of the Company, 1939 Palomar Oaks Way, Carlsbad, California, at 9:00 a.m. local time, and at any adjournments thereof. The accompanying Proxy is solicited by and on behalf of the Board of Directors of the Company.

     The Notice of Annual Meeting, this Proxy Statement, and the form of proxy will be mailed to shareholders on or about August 9, 1996. The shares represented by all properly executed proxies received by the Board of Directors in time for the Annual Meeting will be voted. Failure to return a properly executed and dated proxy card or to vote in person at the Annual Meeting will have the effect of a vote AGAINST Proposals 2(a), (b) and (c).

Matters to be Considered

     The matters to be considered and voted on at the Annual
Meeting will be:

     1. To elect a Board of Directors to serve for the ensuing year until the next Annual Meeting and until their successors are elected and qualified.

     2.  To consider and vote on the following proposals
(collectively, the "Investment Proposals"):

      (a) The approval of the Mutual Agreement of Terms and Conditions dated as of May 1, 1996 (the "Investment Agreement") by and among the Company, Grupo Information, Satellite and Advertising, S.A. de C.V. ("ISA"), Renaissance Capital Parties, II LTD ("RenCap") and the holders of the Company's $1,800,000 principal amount Bridge Loan (the "Bridge Lenders");

      (b) The amendment of the Certificate of Incorporation to increase the number of authorized shares of common stock, $.01 par value per share (the "Common Stock"), from 50,000,000 shares to 100,000,000 shares to provide primarily for the issuance of shares of Common Stock to ISA, RenCap and the Bridge Lenders pursuant to the Investment Agreement; and

      (c) The amendment of the Certificate of Incorporation to authorize 2,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"), to be issued from time to time in such amounts and designations as authorized by the Board of Directors.

     The effectiveness of each of the above three proposals is contingent on the approval of the others, and no action will be taken by the Company unless all such matters are approved. Therefore, a vote against any of the proposals may have the effect of a vote against the other proposals.

     3. To ratify the appointment of Coopers & Lybrand, LLP as independent accountants for the current year.

     4. To transact such other business as may properly come before the Annual Meeting and any adjournment or adjournments thereof.


Proxies and Voting

     A Proxy for use at the Annual Meeting is enclosed. Shareholders will be entitled to one vote per share on all matters presented at the Annual Meeting. Any shareholder who executes and delivers a Proxy has the right to revoke it at any time before it is exercised by filing with the Company a written revocation of the Proxy or a duly executed Proxy bearing a later date, or by the shareholder personally appearing at the Annual Meeting and casting a contrary vote. Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Annual Meeting will be voted in accordance with the instructions contained therein, and in the absence of instructions will be voted "FOR" the nominees for directors named herein; "FOR" the Investment Proposals; and FOR the ratification of independent accountants. The Board of Directors does not anticipate any matters being presented at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting. If, however, any other matters are properly presented at the Annual Meeting, the Proxy will be voted by the proxyholders in accordance with the discretionary authority conferred in the Proxy.

     The shareholders are entitled to cumulative voting for directors if the Company is characterized as a pseudo-California corporation pursuant to California law. Generally, a corporation is a pseudo-California corporation if more than 50% of its property, payroll and sales are located or generated in California, and more than 50% of its voting securities are held of record by persons resident in California. Currently, the Company believes that it is a pseudo-California corporation.

     No shareholder may cumulate votes, however, unless a shareholder has announced at the Annual Meeting the intention to do so, but if any shareholder makes such an announcement, all shareholders may cumulate votes. Cumulative voting rights entitle a shareholder to give one nominee as many votes as are equal to the number of Directors to be elected, multiplied by the number of shares owned by such shareholder, or to distribute his or her votes as the shareholder sees fit among two or more nominees on the same principle, up to the total number of nominees to be elected. The three nominees for Director receiving the highest number of votes at the Annual Meeting from the holders of Common Stock will be elected.

     At the close of business on July 26, 1996, the record date for purposes of determining the shareholders entitled to notice of, and to vote at, the Annual Meeting, there were issued and outstanding 24,830,201 shares of the Common Stock. The required quorum for the Annual Meeting is a majority of outstanding shares of Common Stock (12,415,101 shares) represented in person or by proxy. Assuming a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes cast by the shares present and entitled to vote in the election at the Annual Meeting. The approval of each of the Investment Proposals, requires an affirmative vote of a majority of the outstanding Common Stock entitled to vote at the Annual Meeting (i.e., the affirmative vote of 12,415,101 shares). The ratification of the appointment of independent accountants requires the vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting.

     At July 26, 1996, ISA held 10,000,000 shares of Common
Stock, or approximately 40% of the outstanding shares of Common Stock. ISA has indicated it will vote all of its shares "FOR" approval of the Investment Proposals. In addition, the management of the Company has indicated that they will vote "FOR" the approval of the Investments
Proposals.  See "Security Ownership of Certain Beneficial
Owners and Management."

Solicitation of Proxies

     The enclosed Proxy is solicited on behalf of the Board of Directors of the Company. The cost of this solicitation will be borne by the Company. This will include the cost of supplying necessary additional copies of the solicitation material (and, if requested, the annual report to shareholders) to beneficial owners of shares held of record by brokers, dealers, banks and voting trusts, and their nominees, and, upon request, the reasonable expenses of the record holders for completing the mailing of such materials and reports to such beneficial owners. The original solicitation will be by mail. Following the original solicitation, certain individual shareholders may be further solicited through telephonic or other oral communications from management. Management may elect to use specially engaged employees or paid solicitors, and the cost of these services will be borne by the Company.


             SUMMARY OF THE INVESTMENT PROPOSALS

     The following is a brief summary of the more detailed information contained in this Proxy Statement with respect to the Investment Proposals. Cross references in this Summary are to the captions or sections of this Proxy
Statement unless otherwise indicated.

     Shareholders are urged to read this Proxy Statement carefully and in its entirety.

Introduction

     The shareholders of the Company will be asked at the Annual Meeting to consider and act upon the Investment Proposals, which contemplate, among other things, approval of the grant of an option to ISA to acquire approximately 49,009,000 shares of Common Stock (the "Option") (of which 5,000,000 shares of Common Stock have already been issued to ISA as of July 26 1996 pursuant to the Second Agreement described below), the issuance of Series A Preferred Stock to the Bridge Lenders (which includes RenCap with $1,000,000 in principal amount of the Bridge Loan), and the issuance of a 6% debenture to RenCap, which is convertible into Series B Preferred Stock upon the Company meeting certain financial goals or the Company's Common Stock trading at or above a certain price. For purposes of effecting the Investment Proposals, the Board of Directors approved the execution and delivery by the Company of the Investment Agreement which provides for the transactions and acts collectively constituting the Investment Proposals. The Investment Agreement also requires that the Company amend its Certificate of Incorporation in the form set out elsewhere in this Proxy Statement (i) to increase the number of authorized shares of Common Stock to 100,000,000 shares and
(ii) to authorize 2,000,000 shares of Preferred Stock. Upon the exercise of the Option held by ISA, the Company is required to authorize and issue 8,000 shares of Series A Preferred Stock and to authorize 48,000 shares of Series B Preferred Stock. See "Investment Agreement." Assuming ISA elects to exercise its Option, the Board of Directors currently anticipates effecting the transactions contemplated by the Investment Proposals as soon as practical.

     Effective July 17, 1996, ISA, RenCap and the Company entered into a second agreement (the "Second Agreement"). The Second Agreement does not require shareholder approval and the Company is NOT soliciting proxies from shareholders for approval of the Second Agreement. In accordance with the provisions of the Second Agreement, ISA funded the $1,000,000 Working Capital Loan initially agreed to in the Investment Agreement and immediately converted the loan into 4,000,000 shares of Common Stock at a conversion price of $.25 per share. Additionally, ISA placed product orders with the Company in the amount of approximately $2,000,000. As part of the order placement, ISA deposited with the Company approximately $500,000 as a down payment for the orders. These orders will be credited against the $10,000,000 worth of orders ISA has agreed to place with the Company under the Investment Agreement. Currently, ISA has placed approximately $3,000,000 worth of orders with the Company, leaving only $7,000,000 worth of orders still to be placed with the Company in accordance with the terms of the Investment Agreement. In accordance with the terms of the Second Agreement, the Company issued 6,000,000 shares of Common Stock to ISA. Of these shares, 5,000,000 shares will be credited against the number of shares ISA is entitled to under its Option, thereby entitling ISA to only approximately 44,009,000 shares upon exercise of its Option. In the event ISA does not exercise its Option under the Investment Agreement, then ISA will nevertheless continue to own the 10,000,000 shares of Common Stock issued pursuant to the Second Agreement and ISA will have no further commitment to place additional product orders with the Company. "See Investment Proposals - Second Agreement with ISA."

Votes Required

     Under Delaware Law, the required quorum for the Annual Meeting is a majority of outstanding shares of the Company's Common Stock represented in person or by proxy. Assuming a quorum is present, approval of the Investment Proposals requires the affirmative vote by a majority of the Company's outstanding Common Stock entitled to vote at the Annual Meeting. The Investment Agreement does not require the approval of shareholders; however, the increase in the number of shares of authorized Common Stock and the authorization of Preferred Stock do require shareholder approval. See "Introduction - Proxies and Voting."
     The effectiveness of each of the three Investment Proposals is contingent on the approval of the others, and no action will be taken by the Company to consummate the Investment Agreement unless all of the three Investment Proposals are approved. Therefore, the non-vote or a vote against any of the Investment Proposals may have the effect of a vote against the other related proposals. If a majority of shares voting at the Annual Meeting vote "FOR" the Investment Proposals, but the affirmative vote of shareholders falls short of the required majority of outstanding shares because of, among other things, the non-vote of brokers, nominees and shareholders, then the Company intends to pursue an agreement with ISA, RenCap and the Bridge Lenders on terms and conditions the Board of Directors deems to be in the best interest of the Company and its shareholders. Any further agreements may be structured so that shareholder approval will not be required. However, if the Investment Proposals are not approved by the requisite number of shares, there is no assurance that the Board of Directors can negotiate any new agreement with all parties on terms and conditions acceptable to all parties.

     At July 26, 1996, ISA held 10,000,000 shares of Common Stock, or approximately 40% of the outstanding shares of Common Stock. ISA has indicated it will vote all of its shares "FOR" approval of the Investment Proposals. In addition, the management of the Company has indicated that they will vote "FOR" approval of the Investment Proposals. See "Investment Proposals-Introduction" regarding ISA's early funding of the Working Capital Loan and its conversion into shares of Common Stock.

     If the shareholders approve the Investment Proposals, but ISA does not exercise its Option, the Board will proceed with the amendment to the Certificate of Incorporation, so that the Certificate will authorize 100,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. Therefore, the Board will have the flexibility to issue additional shares of Common Stock and Preferred Stock without further shareholder approval.

Background; Board of Directors Recommendations

     The Board of Directors of the Company believes the Investment Proposals and the Second Agreement are fair to, and in the best interests of, the Company and its shareholders. The Investment Agreement and the Second Agreement were unanimously approved by the Board of Directors. In evaluating the transactions contemplated by the Investment Agreement and the Second Agreement, the Board of Directors considered the following factors in relative order of importance: (a) ISA's commitment to place $10,000,000 in orders for the Company's products over an 18-month period, which is anticipated to have a substantial positive economic impact on the operations of the Company over the next 12 months; (b) ISA's decision that it would not award any future orders to the Company unless the transaction was consummated, because of ISA's belief that the financial instability of the Company and its lack of liquidity presented a significant risk to ISA and its customers; (c) the immediate release by ISA of approximately $3,000,000 in product orders accompanied by cash deposits for the product orders of approximately $1,000,000; (d) the agreement of RenCap and the Bridge Lenders to restructure secured debt of approximately $6,600,000, all of which had been declared in default or for which events of default existed; (e) the potential impact the Investment Proposals were anticipated to have on the market value of the Company's Common Stock; (f) the potential dilution to existing shareholders' Common Stock ownership interest in the Company; (g) ISA's funding of a $1,000,000 Working Capital Loan and its immediate conversion into 4,000,000 shares of Common Stock; and (h) the change in the Company's Board of Directors and change in control of the Company in light of ISA's 69% or more ownership interest in the Company's Common Stock. The Board also carefully considered the immediate need for capital to finance operations, and alternatives to the Investment Proposals and the likelihood of such alternatives, including public or private equity or debt financing, a sale of the Company's assets or a possible foreclosure action on the Company's assets by the secured creditors. The Board and management of the Company discussed the alternatives with its financial advisors, W.B. McKee Securities, Inc. and Strategica Group; and RenCap and the Bridge Lenders. No written or oral financial analysis was performed by the Company's financial advisors.

     The Board of Directors unanimously concluded that it is in the best interests of the Company and its shareholders to consummate the transactions with ISA, RenCap and the Bridge Lenders. The Board of Directors unanimously recommends that shareholders vote FOR all of the proposals collectively comprising the Investment Proposals. The Second Agreement does not require shareholder approval and the Company is NOT soliciting proxies from shareholders for approval of the Second Agreement.

     See "Investment Proposals-Background of and Reasons for the Investment Proposals" and "Board of Directors
Recommendation."

Certain Considerations

     While the Board of Directors is of the opinion that the Investment Proposals are in the best interests of the Company and its shareholders, the approval of the Investment Proposals may have certain potential adverse effects which shareholders should consider. These considerations are summarized below.

     Change in Composition of Board of Directors.

     Upon exercise of its Option, ISA will be entitled to appoint and thereafter nominate three of the five members of the Board. In addition, the Board of Directors must elect as the Chairman of the Board the director designated by ISA. Further, because ISA will own a majority of the outstanding Common Stock, ISA will have the power, in the absence of any agreements regarding the composition of the Board or cumulative voting, to elect all of the directors. RenCap will have the right to nominate one director or to have one representative attend Board meetings. John Robinson, currently a member of the Board of Directors and the Company's CEO and President, is expected to continue as a director of the Company; however, if Mr. Robinson resigns or is removed from the Board of Directors, then a committee composed of one representative of ISA and one representative of RenCap will have the right to nominate Mr. Robinson's replacement. If ISA exercises its Option, Messrs. Borgardt and Kenney will resign from the Board.

Commitment for Product Orders.

     ISA has committed to place $10,000,000 in orders for the Company's products from ISA customers in Mexico and Latin America, over an 18-month period. ISA, however, is not the end-use customer, and ISA's ability to deliver orders for products may be impacted by events outside the control of ISA, including economic and political conditions in Mexico and Latin America, the availability of end-user financing for the purchase of equipment, and the compatibility of the Company's technology with the customer's existing radio systems. ISA's commitment to place $10,000,000 in orders will be secured by ISA placing in escrow, pursuant to the Investment Agreement, 50% of the shares of the Company's Common Stock to be issued to ISA upon exercise of its Option. If ISA places less than $10,000,000 in product orders with the Company, then ISA will forfeit 2.4 shares of Common Stock for each dollar in orders less than $10,000,000. To date in 1996, ISA had placed approximately $3,000,000 in orders for the Company's products, representing 30% of its total order commitment.

     Change of Control of the Company.

     As a result of the Second Agreement, ISA beneficially owns 40% of the outstanding Common Stock. The beneficial ownership of 40% of the Common Stock may give ISA effective control of the Company in certain instances, including but not limited to, election of a majority of the Board of Directors, transactions for the sale of the Company, or the sale of all or substantially all of the Company's assets. Additionally, the Investment Agreement grants to ISA an Option to receive shares that will represent a majority of the outstanding shares of Common Stock. Therefore, approval of the Investment Proposals will prevent the sale of the Company or its assets to a buyer other than ISA, without the approval of ISA.

     As a result of the approval of the Investment Proposals by the shareholders, ISA will have control of the Board of Directors and beneficial ownership of a majority of the outstanding shares of Common Stock. Therefore, ISA will have the ability to approve transactions that may result in the Company no longer being required to file reports with the Securities and Exchange Commission or to cause the Company's Common Stock to be delisted from a national securities exchange or removed from quotation on NASDAQ, should the Common Stock be listed or quoted in the future. ISA has expressed its present intent to maintain the Company as a publicly-held and traded company.

     Conflicts of Interest.

     The Company, ISA, RenCap and the Bridge Lenders have agreed to maintain the number of shares of Common Stock available for grant to employees, including officers and directors, under the Company's 1992 Stock Option Plan to an amount equal to approximately 15% of the fully diluted number of outstanding shares of Common Stock, or approximately the same percentage in effect prior to the transactions contemplated by the Investment Agreement. All of the members of the Board of Directors participate in the 1992 Option Plan, and two officers who also serve as members of the Board of Directors, John Robinson and Steven Borgardt, have been granted a significant number of options to purchase shares of Common Stock under the 1992 Stock Option Plan. Because of their participation in the 1992 Stock Option Plan, Messrs. Robinson and Borgardt may not be considered disinterested with respect to the Investment Proposals. Messrs. Robinson and Borgardt have informed ISA of their intent to vote the shares of the Company's Common Stock held by them in favor of the Investment Proposals. See "Investment Agreement - Employee Stock Option Plan" and "Security Ownership of Certain Beneficial Owners and Management." In addition, conflicts could arise in future commercial relationships between the Company and ISA.

     ISA may be characterized as having a conflict of interest because it holds 40% of the outstanding Common Stock at July 26, 1996 and has indicated it will vote all of its shares "FOR" the Investment Proposals, which will result in ISA holding approximately 78% of the Common Stock (excluding the conversion of Series A and Series B Preferred Stock into Common Stock).

     Certain Federal Income Tax Consequences.

     The Company and its subsidiaries have a combined Federal net operating loss carryforward benefit of approximately $30,000,000. The Second Agreement, for Federal income tax purposes, will likely result in an "ownership change" and, as a result, the Company's annual use of Federal net operating loss carryforward tax benefits
could be severely limited.   Due to this limitation, only a
portion of the Company's Federal net operating loss benefits may ultimately be utilized, but then only in the event the Company has future taxable income. A determination of the annual limitation of future income tax benefits, which has not been calculated as yet, will be subject to various factors existing at the date the ownership change was effected. ISA's organization as a foreign corporation has no impact on the determination of whether an ownership change has occurred.

     Regulatory Matters.

     The Company's wholly-owned subsidiary, Decom, pursuant to Federal regulations, has been granted a classified security clearance. The Company notified the Department of Defense of the transactions contemplated by the Investment Agreement and the issuance to ISA of approximately 40% of outstanding Common Stock pursuant to the Second Agreement. As a result of ISA's foreign ownership, control and influence, the Department of Defense will review the Company's organization, operations and management and, subject to this review, it may revoke Decom's classified security clearance. In determining whether Decom is under foreign ownership, control and influence, the Department of Defense will consider the relative significance of the following factors: (a) the level of foreign ownership; (b) management positions held by foreign interests such as directors, officers and executive personnel; (c) whether foreign interests control or are in a position to control or influence the election or appointment of directors or officers; (d) contracts with an indebtedness to foreign interests; and (e) any other factors that indicate a capability on the part of the foreign interest to control or influence the operations and management of Decom. ISA has agreed to take all reasonable actions requested by the Department of Defense to exclude ISA and its directors and officers from the classified business and operations of Decom. The Department of Defense has not advised the Company of any timetable regarding its deliberations. The revocation of Decom's classified security clearance could have an adverse impact on Decom's future operations. Decom was not awarded any prime contracts or subcontracts requiring a classified security clearance in the last 12 months.

     Pursuant to the regulations generally referred to as the "Exon-Florio Regulations", the Company and ISA have filed a joint notice describing the Investment Proposals and the Second Agreement with the Committee on Foreign Investment in the United States ("CFIUS"). Under the Exon-Florio Regulations, if CFIUS does not determine to undertake an investigation of the transactions contemplated by the Investment Agreement within thirty (30) days of receipt of the joint notice, or if an investigation is undertaken but there is no finding by the President within sixty (60) days that the Investment Proposals and the Second Agreement threaten to impair the national security of the United States, then the Investment Proposals and the Second Agreement will no longer be subject to any governmental action under the Exon-Florio Regulations. However, if there is an investigation and an adverse presidential finding, the Investment Proposals and the Second Agreement may be suspended temporarily or prohibited.

     Blank Check Preferred Stock.

     As part of the proposals comprising the Investment Proposals, the Company's Certificate of Incorporation will be amended to authorize the issuance by the Company's Board of Directors, without the necessity of further notice or authorization by stockholders, of up to 2,000,000 shares of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series and may have such voting powers, preferences and relative rights, designations, qualifications and limitations as the Board of Directors may fix by resolution at the time of issuance. The authorization of a class of preferred stock may be viewed as potentially having the effect of discouraging an unsolicited attempt by any person or entity to acquire control of the Company. Authorized shares of preferred stock can be issued, and have in the past been issued by some corporations, with voting or conversion privileges intended to make the acquisition of the issuer more difficult or costly. By allowing the Board of Directors to establish a class or series of preferred stock without shareholder approval, the amendment of the Company's Certificate of Incorporation could in the future discourage such an attempt to acquire control of the Company or limit the shareholders' ability to participate in certain types of transactions (such as an unsolicited tender offer at a premium price to market), whether or not such transactions are favored by a majority of the shareholders, and, as a result, could enhance the ability of officers and directors to retain their positions. Pursuant to the Investment Proposals, upon the exercise of the ISA Option, the Board of Directors will authorize 8,000 shares of Series A Preferred Stock and 48,000 shares of Series B Preferred Stock for issuance by the Company. See "Investment Agreement - Authorization of Preferred Stock."

     In the event shareholders approve the Investment Proposals, but ISA does not exercise its Option, the Board of Directors will proceed with the Amendment to the Certificate of Incorporation to authorize 2,000,000 shares of preferred stock. Therefore, the Board of Directors will have the flexibility to issue additional shares of Preferred Stock without further shareholder approval.

See "Investment Proposals - Certain Considerations."

Summary of Investment Agreement and Second Agreement

     The material provisions of the Investment Agreement between the Company, ISA, RenCap and the Bridge Lenders (which includes RenCap as a Bridge Lender holding $1,000,000 of the total principal amount of the Bridge Loan), are described below. The following discussion is qualified in its entirety by reference to the text of the Investment Agreement, a copy of which is attached as Exhibit A to the proxy statement.



     Pursuant to the Investment Agreement entered into among the Company, ISA, RenCap, and the Bridge Lenders on May 1, 1996, ISA has the right, as of the date of the Investment Agreement or pursuant to the exercise of its Option thereunder, to the following: (i) to receive approximately 49,009,000 shares of newly issued Common Stock (of which 5,000,000 shares of Common Stock have already been issued to ISA pursuant to the Second Agreement), giving ISA a Common Stock ownership interest in the Company of approximately 69% (assuming the conversion of Series A and Series B Preferred Stock into shares of Common Stock); (ii) to be appointed as the Company's exclusive distributor of mobile data products in Mexico and Central and South America for 18 months; (iii) to appoint and thereafter nominate the majority of the members of the Company's Board of Directors, including the Chairman of the Board; (iv) and to manage and control the daily operations of the Company. Except for the right to manage and control the daily operations of the Company and the appointment as the Company's exclusive distributor of mobile data products in Mexico, and Central and South America, which were effective on May 1, 1996, all other rights will become effective at the time ISA exercises its Option under the Investment Agreement. Since May 1, 1996, ISA has been primarily involved with assisting the Company to restructure and reduce its secured and unsecured debt, and ISA is working with the Company's current management to improve organizational and operating efficiency. The Option is exercisable, by ISA for a period of up to twenty days after the date of shareholder approval of the Investment Proposals, or as extended by ISA. The Investment Agreement requires stockholder approval on certain matters on or before June 30, 1996. ISA has extended this date to September 30, 1996.

     ISA and RenCap have agreed that during the period before the exercise of the Option by ISA, ISA and RenCap will not commence foreclosure pursuant to any of their respective security agreements without the written consent of the other party. ISA and the Bridge Lenders also have agreed not to commence foreclosure pursuant to any of their respective security agreements during the period before ISA exercises its Option without the mutual consent of the other party.

     Under the Investment Agreement, the Company received or is to receive, (i) a deposit from ISA of $500,000 as advance payment for $1,000,000 in orders for the Company's products;
(ii) a deposit from ISA of $400,000 placed in a third-party escrow, representing a contribution to the capital of the Company, such deposit to be released to the Company at the time ISA exercises its Option; (iii) a commitment to loan the Company $1,000,000 for working capital (the "Working Capital Loan"), with funding of the loan to be made at the time ISA exercises its Option; (iv) the agreement of RenCap and the Bridge Lenders to restructure their secured debt (described below) at the time ISA exercises its Option; and
(v) a commitment from ISA to place $10,000,000 in orders for the Company's products, over an 18-month period commencing on the date of the Investment Agreement. ISA's commitment to place $10,000,000 in orders for the Company's products will be secured by ISA placing in escrow, pursuant to the Investment Agreement, 50% of the shares of the Company's Common Stock to be issued to ISA. If ISA places less than $10,000,000 in product orders with the Company, then ISA shall forfeit 2.4 shares of the Company's Common Stock for each dollar in orders less than $10,000,000. Further, if ISA does not exercise its Option and the shareholders approve the transaction, Company has the right to retain $200,000 of the $400,000 capital contribution. The Working Capital Loan will be due one year from the date made and will pay interest at the rate of 6% per year. The Working Capital Loan is convertible (at the option of ISA) into shares of the Company's Common Stock at a price of $.25 per share, and will be collateralized by a security interest in substantially all of the assets of the Company, subject to a more senior priority security interest in the Company's assets collateralizing the 6% Note to be issued to the Bridge Lenders and any other future working capital loans from third party lenders.

     Second Agreement With ISA

     On July 17, 1996, ISA and the Company entered into a second agreement (the "Second Agreement") pursuant to which
(i) ISA funded in advance the $1,000,000 principal amount Working Capital Loan required under the Investment Agreement and immediately converted the working capital loan into 4,000,000 shares of

     Common Stock at a price of $.25 per share; (ii) ISA placed in advance product orders of approximately $2,000,000, together with a cash deposit of approximately $500,000 against these orders; and (iii) the Company issued 6,000,000 shares of Common Stock to ISA. Of the 6,000,000 shares of Common Stock issued to ISA, 5,000,000 shares, or approximately 10% of the shares to be issued to ISA under the Investment Agreement, will be credited against the 49,009,000 shares of Common Stock to be issued to ISA pursuant to the Investment Agreement, (if shareholders approve the Investment Agreement and ISA exercises its Option). The balance of 1,000,000 shares of Common Stock were issued to ISA in consideration for, among other things, ISA's early funding of the Working Capital Loan and its immediate conversion into shares of Common Stock, and the release in advance by ISA of $2,000,000 in product orders. Pursuant to the July 17, 1996 agreement, the $2,000,000 in orders placed by ISA are to be credited against ISA's commitment under the Investment Agreement to place $10,000,000 in orders for the Company's products. To date in 1996, ISA has placed orders totaling approximately $3,000,000 with the Company, or approximately 30% of its total order commitment under the Investment Agreement. In the event ISA does not exercise its Option under the Investment Agreement, then ISA will nevertheless continue to own the 10,000,000 shares of Common Stock issued pursuant to the Second Agreement and ISA will have no further commitment to place additional product orders with the Company. See "Investment Proposals-Second Agreement with ISA."

     Restructure of RenCap Secured Debt

     Upon the exercise of ISA's Option, RenCap will amend its $4,000,000 principal amount, 12% Convertible Debenture, and all interest accrued and payable thereon, totaling approximately $4,800,000, to a 6% debenture ("6% Debenture"), principal payable in seven years, with interest of 6% per year payable semi-annually. Interest is to be paid 50% in cash and 50% in shares of the Company's Common Stock. The 6% Debenture is to be collateralized by substantially all of the assets of the Company; however, this security interest is to be subordinated to existing senior debt, future working capital debt and the 6% Note. The 6% Debenture is convertible into 48,000 shares of Series B Preferred Stock at the option of RenCap, or at the option of the Company, at such time as (i) the value of the shares of Common Stock to be issued upon the conversion of Series B Preferred Stock is equal to 70% or more of the principal amount of the 6% Debentures (approximately $3,380,000 if the principal amount of the 6% Debenture is $4,800,000); or (ii) at such time as the Company's shareholders' equity shall equal or exceed $1,000,000. In addition, based on certain increases in the market price of the Company's Common Stock ranging from a base of $.25 per share to $1.00 per share, as set out in the Investment Agreement, RenCap may receive up to an additional 2,400,000 shares of Common Stock.

     Currently, the original 12% Convertible Debenture is in default due to the Company's failure to pay interest and principal when due.

     ISA has agreed to transfer shares of the Company's
Common Stock to RenCap if the market value of the 7,344,101 shares of Common Stock into which the Series B Preferred
Stock is convertible falls below $3,360,000 on the date three years from the date of the closing of the Investment
Agreement. ISA has further agreed to place into an escrow account 7,344,000 shares of the Company's Common Stock
(received by ISA pursuant to the Investment Agreement) concurrently with the conversion of the 6% Debenture into the Series B Preferred Stock.

     Restructure of Bridge Loan

     Upon the exercise of ISA's Option, the Bridge Lenders will cancel the $1,800,000 principal amount Bridge Loan in exchange for the following: (i) the payment of $400,000 in cash, (ii) the issuance of a new $600,000 principal amount promissory note (the "6% Note"), with interest at 6% per year; and (iii) the issuance of 8,000 shares of Series A Preferred Stock (which are convertible into 2,400,000 shares of Common Stock). In addition, based on certain increases in the market price of the Company's Common Stock ranging from a base of $.25 per share to $1.00 per share, as set out in the Investment Agreement, the Bridge Lenders may receive up to an additional 600,000 shares of Common Stock.

     The 6% Note is due in full one year from the date made, and is collateralized by a security interest in the assets of the Company's wholly-owned subsidiaries Decom Systems, Inc. and Coded Mobile Communications, Inc. This security interest will be senior to the security interest collateralizing the Working Capital Loan and the 6% Debenture. The 6% Note is convertible into shares of the
Company's Common Stock at a price of $.25 per share.   The
final terms and conditions of the 6% Note are subject to the review and approval of ISA and the Company.

     The Bridge Loan is currently in default due to the Company's failure to pay $1,800,000 in principal when due on April 17, 1996.

     Change of Control of the Company

     Upon the execution of the Investment Agreement, and subject to any restrictions imposed by the Department of Defense regarding the management of Decom Systems, Inc., ISA was given the right to manage and control the daily operations of the Company. As part of its management control, ISA has the authority to negotiate, and subject to Board approval where required by law, enter into agreements with creditors on behalf of the Company.

     Following shareholder approval of the Investment Proposals, and the exercise of the Option by ISA, ISA will hold approximately 54,009,000 shares of the Company's Common Stock, or approximately 78% of the outstanding Common Stock, excluding the issuance of any shares of Common Stock upon the conversion of Series A and Series B Preferred Stock and the exercise of outstanding options to purchase shares of Common Stock under the Company's 1992 Stock Option Plan. Assuming only the issuance of 9,744,100 shares of Common Stock on the conversion of Series A and Series B Preferred Stock, ISA will hold approximately 69% of the issued and outstanding shares of Common Stock. As a result of its Common Stock ownership and the organization of the Board of Directors, ISA will effectively control the Company.

See "Investment Proposals" and "Investment Agreement."

Nomination of Directors and Election of Chairman of the Board

     ISA will be entitled to appoint and thereafter nominate three of five members of the Board of Directors; RenCap will be entitled to nominate one member to the Board, and the Company will nominate John Robinson to the Board. In addition, the Board of Directors of the Company have agreed to appoint as Chairman of the Board the director designated by ISA. See "Information Concerning ISA and Management Following the Investment Proposals."

     The slate of directors nominated by management for election at the Annual Meeting, consisting of Messrs.
Robinson, Borgardt and Kenney, if elected at the Annual
Meeting, will serve as Directors for the ensuing year.
Messrs. Robinson, Borgardt and Kenney constitute all of the current members of the Board of Directors. If shareholders approve the Investment Proposals, then Messrs. Borgardt and Kenney will resign from the Board, and ISA and RenCap will nominate their own representatives.












Capitalization

     Set forth below is the consolidated capitalization of the Company as of June 29, 1996 which is derived from the unaudited consolidated financial statements of the Company, and the pro forma capitalization of the Company as of that date, adjusted first to only give effect to the Investment
Proposals and the conversion of the Working Capital Loan into shares of Common Stock, and second adjusted further to give effect to the conversion of the (i) Series A Preferred
Stock into shares of Common Stock and (ii) the 6% Debenture into Series B Preferred Stock and then the immediate conversion of Series B Preferred Stock into shares of Common
Stock.  See "Unaudited Pro Forma Condensed Financial
Information."

                                                 (Dollars in Thousands)
                                                          June 29, 1996
                                                                       As         Pro Forma      Pro
                                             Actual      Adjustments   Adjusted   Adjustments    Forma
  Bridge Loan                                $  1,800    $ (1,800)(a)  $    0     $    0         $   0
  12% Convertible Debentures, including
     accrued interest                        4,800        (4,800)(b)        0          0             0
  Working Capital Loan, 6% interest              0             0 (c)        0          0             0
  6% Note	                                       0           600 (a)      600          0           600
  6% Convertible Debenture (discounted to
     10% interest rate)                          0         3,150 (b)    3,150     (3,150)(e)         0
  Creditors' Note and other current
    liabilities                              1,343            0         1,343          0         1,343
      Total short-term and long-term debt    7,943       (2,850)        5,093     (3,150)        1,943

  Shareholders' equity (deficit):
  Preferred stock, no shares authorized
    (as adjusted 2,000,000 shares
     authorized)                                 0          800(a)       800       (800)(f)          0
  Common Stock, 50,000,000 shares authorized
    (as adjusted 100,000,000 shares authorized);
     14,758,201 shares outstanding (as adjusted
     77,511,301 shares outstanding)         23,510       3,050(b)(d)     26,560   3,950 (e)(f)  30,510
  Accumulated deficit                      (31,010)           0         (31,010)         0     (31,010)
     Total shareholders' equity (deficit)   (7,500)       3,850         (3,650)     3,150         (500)
  Total capitalization                   $     443     $  1,000        $ 1,443    $   0        $ 1,443

The adjustments to reflect the Investment Agreement and conversion of the Working Capital Loan into Common Stock are as follows:

  (a) Adjustments to reflect cancellation of Bridge Loan in exchange for a cash payment of $400,000 and the issuance of a one year 6% Note and 8,000 shares of Series A Preferred Stock.

  (b)   Adjustment to reflect cancellation of 12%
Convertible Debenture and accrued interest in exchange for a new 6% Debenture, net of a discount of $1,650,000 to reflect an effective interest rate of 10%. For purposes of this presentation, the discount of $1,650,000 is credited to Common Stock.

  (c)   Adjustment to reflect $1,000,000 Working Capital
Loan and its immediate conversion into 4,000,000 shares of Common Stock.

  (d) Adjustment to reflect issuance of 49,009,000 shares of Common Stock for cash payment of $400,000.

The pro forma adjustments to reflect the conversion of the 6% Debenture into Series B Prefered Stock and the conversion of Series A and B Preferred Stock into Common Stock are as follows:

  (e)   Adjustments to reflect the conversion of the 6%
Debenture, first into 48,000 shares of Series B
Preferred Stock and second the conversion of 48,000 shares of Series B Preferred Stock into 7,344,100 shares of Common Stock. The mandatory conversion of the 6%
Debenture into Series B Preferred Stock and the conversion of Series B Preferred Stock into shares of Common Stock is subject to certain future events not controlled by the Company.

  (f)   Conversion of 8,000 shares of Series A Preferred
Stock into 2,400,000 shares of Common Stock. The conversion of the Series A Preferred Stock into shares of Common Stock is subject to certain future events not controlled by the Company.

Selected Financial Information

     The consolidated financial statements of the Company and related notes thereto for the year ended December 31, 1995 and the unaudited consolidated condensed financial statements and related notes for the six month period ended June 29, 1996, are being mailed to all shareholders of record with this Proxy Statement. Shareholders may obtain a copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995, at the principal office of the Company, 1939 Palomar Oaks Way, Carlsbad, California 92009.

     The consolidated statement of loss data for the fiscal years ended December 31, 1994 and 1995, and the consolidated balance sheet data at December 31, 1994 and 1995 are derived from audited consolidated financial statements not included in this Proxy Statement. The consolidated statement of income (loss) data for the six month periods ended July 1, 1995 and June 29, 1996, and the consolidated balance sheet data at July 1, 1995 and June 29, 1996 are derived from unaudited consolidated financial statements not included in this Proxy Statement. The Company believes that the information at July 1, 1995 and June 29, 1996 and for the six month periods then ended, contained all adjustments, consisting of only normal recurring accruals, necessary for the fair presentation of the financial position at such dates and the results of operations for such periods. The results of operations for the six months ended June 29, 1996 are not necessarily indicative of the results to be expected for the full year.

                                  (Amounts in thousand except per share)

                                                                  Six Months Ended
                                        Year Ended December 31,     July 1,     June 29,
                                         1994          1995        1995        1996

 Consolidated Statement of Loss:
      Net sales                         $ 14,291      $ 10,171     $   4,526    $  5,270
      Gross margin                         3,803         2,788           685       2,324
      Operating expenses                  12,859         4,476         2,623       2,084
      Restructuring expenses               3,151             0             0           0
      Operating income (loss)            (12,207)       (1,688)       (1,938)        240
      Extraordinary item                       0         1,367             0         215
      Net income (loss)                  (12,929)       (1,117)       (2,331)         37
      Net income (loss) per share      $   (1.07)    $    (.07)    $    (.18)   $     0
      Average shares outstanding          12,127        14,244        13,313     14,712

                                               December 31,        July 1,    June 29,
                                         1994           1995        1995        1996

Consolidated Balance Sheet:
     Total assets                      $  8,175      $   5,821      $   6,730   $  5,096
     Current and long-term debt           6,051          7,195          5,412      7,152
     Shareholders' deficit               (7,614)        (7,571)        (8,890)    (7,500)
     Working capital (deficit)         $ (9,232)     $  (7,648)     $ (10,148)  $ (7,579)



      UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION



     The following unaudited pro forma condensed consolidated financial information should be read in conjunction with the audited and unaudited consolidated financial statements of the Company incorporated by reference into this Proxy Statement.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Investment Proposals were consummated, nor is it necessarily indicative of future operating results or financial position.

     The unaudited Pro Forma Condensed Consolidated
Statements of Income (Loss) for the six month period June
29, 1996, and the year ended December 31, 1995, give effect to the Investment Agreement and (i) the issuance of 49,009,000 shares of Common Stock to ISA, (ii) the restructuring of the Bridge Loan and the 12% Convertible
Debenture, and (iii) the conversion of the Working Capital
Loan into shares of Common Stock.

     The unaudited Pro Forma Condensed Consolidated Balance Sheet as at June 29, 1996, gives effect to the Investment Agreement and the conversion of the Working Capital Loan into shares of Common Stock and, additionally, (i) the conversion of Series A Preferred Stock into shares of Common Stock and (ii) the conversion of the 6% Debenture, first into Series B Preferred Stock and second the Series B Preferred Stock into shares of Common Stock. The 6% Debenture is convertible into 48,000 shares of Series B Preferred Stock at such time as (i) the value of the shares of Common Stock to be issued upon the conversion of Series B Preferred Stock is equal to 70% or more of the principle amount of the 6% Debenture or (ii) the net worth of the Company equals or exceeds $1,000,000. The Series B Preferred Stock, at the option of the Company, is required to be converted into 7,344,100 shares of Common Stock at any time that the value of the underlying shares of Common Stock equals or exceeds 1.5 times the liquidation preference of the Series B Preferred Stock. See "Investment Agreement-Amendments to Certificate of Incorporation-Series B Preferred Stock." The Series A Preferred Stock, at the option of the Company, is required to be converted into 2,400,000 shares of Common Stock at any time that the value of the underlying shares of Common Stock equals or exceeds
1.5 times the liquidation preference of the Series A Preferred Stock. See "Investment Agreement-Amendments to Certificate of Incorporation-Series A Preferred Stock."

     The mandatory conversion of the 6% Debenture into Series B Preferred Stock, and the conversion of the Series A and Series B Preferred Stock into shares of Common Stock are dependent upon certain future events that are not under the control of the Company, and there is no assurance that such events will occur. For purposes of the Pro Forma Condensed Consolidated Balance Sheet, the Series A and B Preferred Stock are assumed to be converted into shares of Common Stock to show the effects of dilution in the shareholders' common stock ownership interest in the Company.

     CODED COMMUNICATIONS CORPORATION  AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
     YEAR ENDED DECEMBER 31, 1995 AND SIX MONTHS ENDED
                      JUNE 29, 1996
                       (UNAUDITED)

                                 (Amounts in thousands except per share)
                                Year Ended December 31, 1995    Six Months Ended June 29, 1996
                                               Pro Forma      As                      Pro Forma     As
                                   Actual      Adjustments    Adjusted     Actual     Adjustments   Adjusted

Net sales                          $ 10,171    $    0         $10,171     $ 5,270     $    0         $  5,270
Operating expense:
   Cost of sales                      7,383         0           7,383       2,946          0            2,946
   Selling and general expense	       3,397         0           3,397       1,308          0            1,308
   Research and development expense	  1,079         0           1,079         776          0              776
   Interest expense, net	               772      (240)(a)         532         406         (120)(d)        286
   Income taxes                          24         0              24          12          0               12
	                                    12,655      (240)         12,415       5,448         (120)         5,328
Net income (loss) before
  extraordinary gain	                (2,484)      240          (2,244)       (178)          120           (58)
Extraordinary gain                    1,367         0           1,367         215            0            215
Net income (loss)                    (1,117)      240            (877)         37           120           157
Preferred stock dividends                 0       (64)(b)         (64)          0          (32)(b)        (32)
Net income (loss) available for
  common stock                      $(1,117)   $  176         $  (941)    $    37      $     88       $   125

Net income (loss) per common share  $   (.07)  $    0         $  (.01)    $    0         $   0        $   0

Average shares outstanding            14,244    53,009(c)      67,253      14,712       53,009(c)      67,721

(a)	Adjustments to reflect the following:

 1.  Eliminate interest expense on 12% Convertible Debentures
        and Bridge Loan                                        $ (756)
 2.  Adjust for interest expense on 6% Debenture (discounted to reflect an annual interest rate of 10%) and
        the 6% Note                                               516
                                                               $ (240)

(b) Adjustment to reflect 8% per annum dividend on Series A Preferred Stock.

(c) Adjustment to reflect the following, assumed to have occurred at the beginning of the period presented:
 1.  Issuance of shares of Common Stock pursuant to the
       Investment Agreement                                    49,009
 2.  Conversion of Working Capital Loan into shares of
       Common Stock                                             4,000
                                                               53,009
(d)     Adjustments to reflect the following:
 1.  Eliminate interest expense on 12% Convertible
       Debenture and Bridge Loan                              $ (378)
 2.  Adjust for interest expense on 6% Debenture
        (discounted to reflect an annual rate of 10%)
         and the 6% Note                                         258
                                                              $ (120)

      CODED COMMUNICATIONS CORPORATION AND SUBSIDIARIES
      PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AT
                      JUNE 29, 1996
                       (UNAUDITED)

                                         (Dollars in Thousands)

                                                     June 29, 1996
                                                                  As         Pro Forma     Pro
                                   Actual      Adjustments        Adjusted   Adjustments   Forma
Assets:
  Current assets                  $  4,065   $  1,000 (a)(b)(d)  $  5,065   $    0         $  5,065
  Property and equipment, net          743          0                 743        0              743
  Other assets                         288          0                 288        0              288
                                  $  5,096   $  1,000            $  6,096   $    0         $  6,096
Current liabilities:
  Bridge Loan 	                    $ 1,800   $ (1,800)(b)        $      0   $    0         $     0
  12% Convertible Debentures,
   including accrued interest        4,800     (4,800)(c)               0        0               0
  Working Capital Loan, 6% interest      0          0 (a)              0         0               0
  6% Note	                               0        600 (b)            600         0             600
  Creditors' Note and other current
     liabilities                     5,044          0              5,044         0           5,044
      Total current portion and
        long-term debt              11,644     (6,000)             5,644         0           5,644
  6% Convertible debenture (discounted
     to 10% interest rate)               0      3,150(c)           3,150    (3,150)(e)           0
 Creditors' Note, long-term net of
     current portion                   952          0                952        0              952

Shareholders' equity (deficit):
  Preferred stock, no shares
   authorized (as adjusted 2,000,000
   shares authorized)                    0        800(b)            800      (800)(f)            0
  Common Stock, 50,000,000 shares
    authorized (as adjusted
    100,000,000 shares authorized);
    14,758,201 shares outstanding
    (as adjusted 77,511,301 shares
     outstanding)                   23,510      3,050(a)(c)(d)   26,560       3,950 (e)(f)   30,510
  Accumulated deficit              (31,010)         0           (31,010)          0         (31,010)
      Total shareholders'
         equity (deficit)           (7,500)     3,850            (3,650)      3,150            (500)
                                  $  5,096    $ 1,000           $ 6,096      $    0         $ 6,096

The adjustments to reflect the Investment Agreement and conversion of the Working Capital Loan into Common Stock are as follows:

  (a) Adjustment to reflect $1,000,000 Working Capital Loan and its immediate conversion into 4,000,000 shares of Common Stock.

  (b) Adjustments to reflect cancellation of Bridge Loan in exchange for a cash payment of $400,000 and the issuance of a one-year 6% Note and 8,000 shares of Series A
Preferred Stock.

  (c)  Adjustment to reflect cancellation of 12% Convertible
Debenture and accrued interest in exchange for a new 6%
Convertible Debenture, net of a discount of $1,650,000 to reflect an effective interest rate of 10%. For purposes of this presentation, the discount of $1,650,000 is credited to Common Stock.

  (d) Adjustment to reflect issuance of 49,009,000 shares of Common Stock for cash payment of $400,000.

The pro forma adjustments to reflect the conversion of the 6% Debenture into Series B Prefered Stock and the conversion of Series A and B Preferred Stock into Common Stock are as follows:

  (e)  Adjustments to reflect the conversion of the 6%
Debenture, first into 48,000 shares of Series B
Preferred Stock and second the conversion of 48,000 shares of Series B Preferred Stock into 7,344,100 shares of Common Stock. The mandatory conversion of the 6%
Debenture into Series B Preferred Stock and the conversion of Series B Preferred Stock into shares of Common Stock is subject to certain future events not controlled by the Company.

  (f)  Conversion of 8,000 shares of Series A Preferred
Stock into 2,400,000 shares of Common Stock. The conversion of the Series A Preferred Stock into shares of Common Stock is subject to certain future events not controlled by the Company.


           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                   OWNERS AND MANAGEMENT

     The following table sets forth certain information with
respect to (i) each person who, as of July 26, 1996, is
known to the Company to be the beneficial owner of more than
5% of any class of its Common Stock, (ii) each director of
the Company and (iii) all directors and executive officers
as a group.  The table does not reflect the change in
beneficial ownership that will occur pursuant to the terms
of the Investment Agreement.
                                                                                      Common Shares            Percent of
 Name and Address (8)      Position With Company      Beneficially Owned (1)   Class (1)
 Officers and directors:
John A. Robinson, Jr. (2) Chairman of the Board and CEO          662,185        2.6%

 Steven E. Borgardt (2)     Vice President Finance and Director   296,573        1.1%

 Mahrookh Driver (6)        Director                              100,000          *

 James W. Kenney (3)        Director                              116,665          *

 All directors and executive                                    1,550,621        6.1%
 officers as a group (6 persons)(4)

  Other Shareholders:

 ISA Investments Corporation                                   10,000,000       40.0%
 Orizaba No. 182 Col. Rima
 C.P. 06700 Mexico DF (7)

   Renaissance Capital Partners II, LTD.                        4,666,667       15.9%
   8080 North Central Expressway, Suite 210/LB59
   Dallas, Texas  75206 (5)

*      Less than 1%

(1) Includes and reflects the ownership by the named director of shares of Common Stock subject to options exercisable within 60 days of July 26, 1996.

(2) Includes options to purchase 240,000 and 131,600 shares of Common Stock for Messrs. Robinson and Borgardt, respectively.

(3)  Includes options to purchase 16,665 shares of Common
Stock for Mr. Kenney.

(4)  Includes options to purchase 615,731 shares of Common
Stock.

(5) Includes 2,666,667 shares of Common Stock issuable upon the conversion of $4,000,000 principal amount 12%
Convertible Debentures and warrants exercisable to purchase 2,000,000 shares of Common Stock.

(6)  Ms. Driver resigned from the Board of Directors in June
1996.

(7) ISA Investments Corporation is a wholly-owned subsidiary of ISA. Mr. Hugo R. Camou is the majority shareholder of ISA.

(8) For purposes of this Proxy Statement, the address of Messrs. Borgardt, Robinson and Kenney is 1939 Palomar
Oaks Way, Carlsbad, CA  92009.

     ELECTION OF DIRECTORS AND INFORMATION CONCERNING
             DIRECTORS AND EXECUTIVE OFFICERS
                     (PROPOSAL 1)


General

     The directors and executive officers of the Company are elected annually. The Bylaws of the Company provide for a Board of Directors of not less than three nor more than seven, with the exact number to be fixed from time to time by the Board of Directors. At the present time, the number of directors is fixed at three. The Board will revise the By-laws to increase the number of directors to five if shareholders approve the Investment Proposals and ISA exercises its Option. The nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, are elected as directors. Only votes cast for a nominee will be counted in determining whether that nominee has been elected as director. Shareholders may withhold authority to vote for the entire slate nominated or, by writing the name of an individual nominee in the space provided on the proxy card, withhold the authority to vote for any individual nominee. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in such nominee receiving fewer votes, but will not otherwise affect the outcome of the vote. At this time, three individuals have been nominated by the Board for election as directors at the Annual Meeting. The Board intends to add directors in the future if qualified individuals are identified and agree to serve as directors. Should any nominee become unavailable to serve as a director, the proxies will be voted for such other person as the proxyholder may in its discretion determine. To the best of the Company's knowledge, all nominees are and will be available to serve.

     Shares represented by the enclosed Proxy will be voted
"FOR" the election of the nominees, unless authority to vote for one or more nominees is withheld.

     The Company knows of no arrangement or understanding between any director or nominee pursuant to which he was or is to be elected as a director or nominee, except that Renaissance Capital Partner II, LTD ("RenCap"), pursuant to the 12% Convertible Debenture Loan Agreement, may appoint one member of the Company's Board of Directors. Mr. Kenney was appointed to the Board of Directors by RenCap in January 1993.

     Set out below are the names of, and certain information with respect to, the directors all of whom are also nominees, and officers of the Company. If the Investment Proposals are approved by shareholders and the transactions contemplated by the Investment Agreement among ISA, RenCap and the Bridge Lenders are consummated, then only John A. Robinson, Jr. will continue as a director of the Company, and all of the other nominees will resign at the time their successors are qualified and appointed by ISA and RenCap. See "Investment Proposals" and "Investment Agreement."

     Further, if the Investment Proposals are approved by shareholders and the transactions contemplated thereby are consummated, ISA may elect, at its option, to retain or replace the executive officers of the Company. At the present time, ISA has indicated that it expects to retain all executive officers in positions of responsibility. All executive officers have in effect executive employment agreements or letter arrangements which provide severance benefits in the event the officer's employment with the Company is terminated; at the present time, all of the Company's executive officers have expressed their intent to continue their employment with the Company. See "Executive
Compensation and Benefits - Employment Agreements."

     Name                    Age	     Position Held With Company
Directors and Nominees:
  Steven E. Borgardt         44      Vice President Finance and
Director
  James W. Kenney (1)(2)(3)  54      Director
  John A. Robinson, Jr.(1)   61      	Chairman of the Board,
                                     President and Chief
                                     Executive Officer

Officers:
  Richard K. Carrine         53    Vice President Manufacturing
  Edward Sharp               54    Vice President Business
                                   Development, Mobile Data
  John Wiggins               45    Chief Operating Officer

   (1)  Member of the Compensation Committee
   (2)  Member of the Audit Committee
   (3)  Member of the Stock Option Committee

  Steven E. Borgardt was appointed the Company's Vice
President Finance and Chief Financial Officer in August
1993, and was elected a Director on September 13, 1995.
Since September 1981, he has served in the capacities of Vice President Finance or Chief Financial Officer of the
Company's wholly-owned subsidiary, Decom Systems, Inc.
("Decom"). Mr. Borgardt holds a Bachelor of Science degree in Accounting from San Diego State University and he is a Certified Public Accountant in California.

     James W. Kenney was appointed to the Board of Directors in January 1993. Mr. Kenney has served as executive vice president of San Jacinto Securities, an investment and brokerage firm in Dallas, Texas, since October 1993. From February 1992 until October 1993, Mr. Kenney was associated with Renaissance Capital Group, Inc. as a Vice President, Director, and consultant. Prior to joining Renaissance Capital Group, Inc., Mr. Kenney served as senior vice president for Capital Institutional Services, Inc., and prior to that for more than 5 years, in executive positions with major southwest regional brokerage firms. Mr. Kenney holds a Bachelor of Arts degree in Economics from the University of Colorado. Mr. Kenney serves as a director of the following public companies: AmeriShop Corp.; Scientific Measurement Systems, Inc.; Technol Medical Products, Inc.; Consolidated Health Care Associates, Inc.; Industrial Holdings, Inc.; Prism Group, Inc.; Appoint Technologies, Inc. and Tricom Corporation.

     John A. Robinson, Jr. has served as the Company's Chairman of the Board of Directors and in varying capacities as an officer since February 1987. On March 13, 1995, Mr. Robinson was appointed to the additional positions of President and Chief Executive Officer. Mr. Robinson is also a Director, President, and Chief Executive Officer of the Company's wholly-owned subsidiary, Decom Systems, Inc., and
has served in such capacities since 1976.   Mr. Robinson
holds a BSEE degree from Bridgeport Engineering Institute.

     Richard K. Carrine was appointed the Company's Vice
President Manufacturing in August 1993.  Prior to August
1993, he served as Decom's Vice President Manufacturing and
Operations and in similar positions since September 1976.

     Edward Sharp joined the Company in December 1995 as Vice President Business Development, Mobile Data. Mr. Sharp has over ten years of experience in management and sales in the wireless data communications industry. From 1990 to December 1995, Mr. Sharp served as Executive Vice President, Marketing and Sales, for RAM Mobile Data USA-UK. Prior to joining RAM Mobile Data, Mr. Sharp was the Director of Sales for Motorola MDI. Mr. Sharp holds a Bachelors of Science degree in Marketing and Management from St. Peter's University.

     John Wiggins joined the Company in April 1994 and was appointed Vice President Operations, Mobile Data, in August 1995. Mr. Wiggins has over 12 years experience in sales and software applications support of mobile data communications systems. Prior to joining Coded in 1994 as the General Manager of Coded Europe, Mr. Wiggins served in various sales and engineering management positions over a twelve year period with Motorola Inc., most recently as Senior Systems Manager, Southeast Region. Mr. Wiggins holds a Bachelors of Science degree in Computer Science from Knightsbridge University in the U.K. In June 1996, Mr. Wiggins was appointed the Company's Chief Operating Officer.

Interest of Management and Insiders in Material Transactions

     None of the directors or officers of the Company, nor any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to all outstanding shares of common stock, nor any associate or affiliate of the foregoing persons has any material interest, direct or indirect, in any transaction since the commencement of the Company's last completed fiscal year or in any proposed transaction which, in either case, has or will materially affect the Company, except as disclosed in this Proxy Statement.

     There are no family relationships between any of the directors or executive officers of the Company.

Information About The Board of Directors and Committees of the Board

     In 1995, the Board of Directors held 4 meetings. No director attended less than 75% of such meetings. In addition to regular and special meetings of the Board of Directors, members of the Board participated in informal weekly telephonic meetings throughout 1995. The independent directors of the Company in 1995, Mahrookh Driver and James Kenney, each received 100,000 unregistered shares of the Company's common stock, valued at $26,000, for services in 1995. Ms. Driver resigned as a director in June 1996. Independent directors are entitled to receive an annual grant of options to purchase shares of common stock under the Company's 1992 Option Plan. Directors who are also officers of the Company or its subsidiaries receive no additional compensation for their services as directors. All directors are reimbursed for their expenses incurred to attend meetings.

     The standing committees of the Board of Directors are the Compensation Committee, Audit Committee and Stock Option Committee. The principal duties of the Compensation Committee are to determine and review all compensation of directors and officers of the Company, and to report to the Board of Directors of the Company. The principal duties of the Audit Committee are to advise and assist the Board of Directors in evaluating the performance of the Company's independent auditors, including the scope and adequacy of the auditor's examination, and to review with the auditors the accuracy and completeness of the Company's financial statements and procedures. The principal duty of the Stock Option Committee is to determine grants of stock options under the Company's option plans.

     The Compensation Committee and the Audit Committee held no meetings in 1995. The Stock Option Committee held no formal meetings in 1995, however, options to purchase shares of common stock under the 1992 Option Plan were granted by the Stock Option Committee on several occasions by unanimous written consent.

Executive Compensation and Benefits

     The compensation and benefits program of the Company is designed to attract, retain, and motivate employees to operate and manage the Company for the best interests of its shareholders.

     Executive compensation is designed to provide incentives for those senior members of management who are responsible for the Company's goals and achievements. The compensation policy calls for base salaries, with the opportunity for bonuses to reward outstanding performance, and a stock option program.

Summary Compensation Table

     The following table and notes show the compensation provided to the Chief Executive Officer and the other executive officers, who served as such at the end of 1995, and whose annual compensation exceeded $100,000.

                                                                           Long-Term
                                                                           Compensation
                                  Annual Compensation                      Stock Option  All Other
 Name and Position            Year    Salary ($)  Bonus ($)  Other($)(1)   Shares (#)    Compensation($)
 John A. Robinson, Jr. (2)    1995    128,84	        0             0       	430,000             0
 Chief Executive Officer      1994    136,177        0             0              0             0
   and President              1993    132,127     16,506  	        0         50,000             0

 Maurice Nieman (3)           1995    114,692        0             0        350,000 (3)         0
 Vice President Marketing     1994    119,419        0             0              0       100,000(4)
   and Sales Mobile           1993    105,000        0             0         50,000 (3)         0

(1) In the interest of attracting and retaining qualified personnel, the Company provides executive officers with certain other benefits, which may include relocation allowances, automobile allowances, insurance and other benefits. Unless otherwise noted, the cost of providing such personnel benefits did not exceed, as to any individual named above, the lesser of $25,000 or 10% of the total annual salary reported for the executive officer.

(2)     Includes compensation in 1995 as Chief Operating
Officer through March 13, 1995 and as Chief Executive
Officer thereafter. Includes compensation for services as the Company's Chief Operating Officer and Decom's
Chief Executive Officer  in 1994 and 1993.

(3)	     Mr. Nieman's employment was terminated in February
1996.  All options expired unexercised in May 1996.

(4)	     Loan made for relocation and financing of a new
personal residence in San Diego, California.

Employment Agreements

     Messrs. Robinson, Carrine and Borgardt entered into employment agreements with the Company in 1993 providing initial base salaries of $140,000, $100,000 and $90,000, respectively. The term of the agreement is three years for Mr. Robinson and two years for Messrs. Carrine and Borgardt. In 1995, the employment agreements with Messrs. Carrine and Borgardt were extended for a one year period. The agreements provide each officer an opportunity to earn an annual incentive bonus of 25% of base salary, under a plan to be approved annually by the Board of Directors. No incentive bonuses were paid to executive officers in 1995. If the agreements are terminated by the Company, Mr. Robinson is to receive 1.25 times his then annual salary, payable over a period of 12 months; and Messrs. Carrine and Borgardt, are to receive .75 times their then annual salary. If the agreement is terminated by the officer, the officer will receive up to 100% of his then current base salary in the case of Mr. Robinson, and 75% of his then current base salary in the case of Messrs. Carrine and Borgardt, as a severance benefit. In the event of termination or resignation following a change of control in the ownership of the Company, as that term is defined in the agreements, an officer can receive the greater of his then current salary over the remaining employment contract term or, in the case of Mr. Robinson, 1.25 times his current salary; and in the case of Messrs. Carrine and Borgardt, an amount equal to their annual salary. The agreements also provide, on a case by case basis, additional benefits such as paid life insurance and automobile allowances or the use of a Company-provided automobile. The value of these benefits, for any one officer, does not exceed 10% of his annual base salary.

     The Company expects to enter into new employment agreements in 1996 with Messrs. Robinson, Carrine, Borgardt and Wiggins, under terms and conditions to be negotiated between the Company, ISA and the executive officers. These new agreements are expected to provide for increased salaries for all executive officers and benefits that are comparable to existing agreements.

     In 1995, all officers of the Company voluntarily accepted salary reductions ranging from 5% to 10% of their respective salaries.

Stock Options Granted During Fiscal Year

     The following table shows certain information concerning stock options granted during the year ended
December 31, 1995, to the named executive officers. Stock option grants are normally considered for executive officers every year. There were no grants of stock options to any named executive officer in 1994.
1995 Stock Option Grants

                                     % of Total
                          Options    Options Granted  Exercise   Expiration
   Name                   Granted    to Employees       Price       Date

John A. Robinson, Jr.     215,000        6.7%           $.20      2000
John A. Robinson, Jr.     215,000        6.7%           $.50      2000

Maurice Nieman            175,000        5.0%           $.20      2000
Maurice Nieman            175,000        5.0%           $.50      2000

     In January 1996, options previously granted to certain employees and officers, including Messrs. Robinson and Borgardt, were canceled and reissued at a new exercise price. Options to purchase 215,000 and 175,000 shares of the Company's Common Stock granted in 1995 under the 1992 Option Plan to Messrs. Robinson and Borgardt, respectively, at an exercise price of $.50 were canceled and new options for the same number of shares of Common Stock were granted at a price of $.25 per share. The exercise price of the new options were granted at the then current market price of the Common Stock, as quoted by the NASD Electronic Bulletin Board.

Stock Options Exercised During the Fiscal Year and Year-End
Value of Unexercised Options

     The following table sets forth information about stock options held by the Company's named executive officers individually, as of December 31, 1995.

Aggregated Option Exercises in Last
Fiscal Year and FY-End Option Values

                       Shares Acquired    Value         Number of                   Value of Unexercised
                           on           Realized    Unexercised Options       In-the Money Options($)(2)
  Name                  Exercise (#)    ($)  (1)  Exercisable  Unexercisable  Exercisable  Unexercisable
John A. Robinson, Jr.       0              0        56,250       430,000         0            0
Maurice Nieman              0              0        50,000       350,000         0            0

(1) Calculated by taking the difference between the fair market value of common stock at the time of exercise and the exercise price of the option.

(2) Calculated by taking the difference between the fair market value of common stock at December 29, 1995 and the exercise price of the options.

Summary of Coded Communications 1992 Stock Option Plan (as
Amended)

     A summary of the material provisions of the 1992 Option
Plan (as amended) is set forth below.

     The purpose of the 1992 Option Plan is to (i) enable the Company and its subsidiaries to recruit and retain capable employees in a highly competitive labor market for the successful operation of its businesses and (ii) provide an additional incentive to non-employee directors, officers and other eligible key employees upon whom rest major responsibilities for the successful operation and management of the Company and its subsidiaries.

     In June 1992, shareholders approved the 1992 Option
Plan. The 1992 Option Plan provides for the grant of incentive stock options and non-qualified options. No incentive stock options have been granted to date. Under the 1992 Option Plan, as amended, options may be granted to key employees, officers and directors to purchase an aggregate of 3,500,000 shares of Common Stock.

     The 1992 Option Plan is administered by a committee of "disinterested directors" (the "Committee") as defined in
Section 16 of the Securities Exchange Act of 1934. The Committee, comprised of Mahrookh Driver and James Kenney in 1995, is authorized to determine the grant of options to eligible employees, the number of shares to be covered by the option, the exercise date of each option, and the exercise price of each option which, in the case of an incentive stock option can be no less than fair market value at the date of grant, and in the case of a non-qualified stock option can be no less than 75% of fair market value at the date of grant.

     Options may be granted under the 1992 Option Plan by the Committee to key full or part-time employees of the Company and its subsidiaries. Disinterested directors who are not also employees automatically receive options covering a specified number of shares on their election or re-election to the Board. Disinterested directors are granted options under the 1992 Option Plan as follows: (i) on the date when a disinterested director first becomes a member of the Board of Directors, he or she will receive a one time grant of a non-qualified option covering 50,000 common shares, which will become exercisable for 20,000 shares 6 months after the date of grant and 15,000 shares in 2 annual installments beginning the first anniversary following the date of grant and (ii) following re-election to the Board of Directors at the annual meeting of shareholders, a grant of an option covering 50,000 common shares which is exercisable in 3 annual installments of approximately 16,666 shares beginning the first anniversary following the date of grant. All grants of options to disinterested directors will be at an exercise price of not less than 85% of fair market value at the date of grant.

     All options granted under the 1992 Option Plan to officers and other eligible key employees may be exercisable only at a price which is not less than 75% of the fair market value of the stock on the date of grant. Payment of the exercise price may be made in cash, by certified check or in property (including other securities of the Company) and may be subject to a deferred payment arrangement that is a "cashless exercise" arrangement which meets the requirements of Federal Reserve Board Regulation T. Taxes required to be withheld at the time of exercise may be paid in cash, by certified check, by the withholding of shares deliverable pursuant to the exercise, or by the delivery of previously acquired shares. In addition, the Board may authorize loans and loan guarantees, as the case may be, for the exercise price and taxes due by reason of exercise of options granted under the 1992 Option Plan.

     If an optionee's employment terminates, the exercisable portion of the option remains exercisable for a fixed period of 3 months (12 months where employment has terminated because of death or disability). In no case may an option be exercised after the expiration of the option term. An option may be exercised by the optionee or his guardian or legal representative.

     The Committee has the authority to "reprice options"
(i.e. to grant new options in exchange for the cancellation of outstanding options).

     Options granted to employees generally are made cumulatively exercisable in installments, although the actual dates of exercise may be modified by the Committee so long as the option holder's interest is not thereby diminished without the option holder's consent. Options are exercisable no sooner than six months after grant, or exercisable only under such conditions as the Committee may establish, such as if the optionee remains employed until a specified date, if specified performance goals have been met, or in the event of a change of control.

     Unless otherwise terminated by the Board of Directors, the 1992 Option Plan will terminate on March 25, 2002. The Board of Directors may amend or terminate the 1992 Option Plan at any time; however, once granted, no option may be terminated and no amendment of the 1992 Stock Option Plan may adversely affect any previously granted options without the consent of the option holder. Any material amendment to the 1992 Stock Option Plan is subject to approval of shareholders to the extent required by applicable laws and regulations.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Under the securities laws of the United States, the
Company's directors, officers and any person holding more
than 10% of outstanding shares of Common Stock are required
to report their initial ownership of Common Stock and any
subsequent changes in ownership to the Securities and
Exchange Commission.   Specific due dates for these reports
have been established, and the Company is required to disclose in this proxy statement any failure to file these reports on a timely basis. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that from January 1, 1995 through December 31,
1995, its Directors, Officers and greater than 10% beneficial owners complied with the Section 16(a) filing requirements.


                INVESTMENT PROPOSALS
           (Proposals 2(a), (b) and (c))

Introduction

     The shareholders of the Company will be asked at the Annual Meeting to consider and act upon the Investment Proposals, which contemplate, among other things, approval of the grant of an Option to ISA to acquire approximately 49,009,000 shares of Common Stock (of which 5,000,000 shares have been already issued to ISA pursuant to the Second Agreement), the issuance of Series A Preferred Stock to the Bridge Lenders, and the issuance of a 6% Convertible Debenture to RenCap, which is convertible into Series B Preferred Stock at the option of RenCap, or at the option of the Company upon meeting certain financial goals or the Company's Common Stock trading at or above a certain price. For purposes of effecting the Investment Proposals, the Board of Directors approved the execution and delivery by the Company of the Investment Agreement which provides for the transactions and acts collectively constituting the Investment Proposals. The Investment Agreement also requires that the Company amend its Certificate of Incorporation in the form set out elsewhere in this Proxy Statement, (i) to increase the number of authorized shares of Common Stock to 100,000,000 shares and (ii) to authorize 2,000,000 shares of preferred stock. Upon the exercise of the Option held by ISA, the Company is required to authorize and issue 8,000 shares of Series A Preferred Stock and to authorize 48,000 shares of Series B Preferred Stock. See "Investment Agreement." Assuming ISA elects to exercise its Option, the Board of Directors currently anticipates effecting the transactions contemplated by the Investment Proposals as soon as practical.

     Effective July 17, 1996, ISA, RenCap and the Company entered into a second agreement (the "Second Agreement"). The Second Agreement does not require shareholder approval and the Company is NOT soliciting proxies from shareholders for approval of the Second Agreement. In accordance with the provisions of the Second Agreement, ISA funded the $1,000,000 Working Capital Loan required by the Investment Agreement and immediately converted the loan into 4,000,000 shares of Common Stock at a conversion price of $.25 per share. Additionally, ISA placed product orders with the Company in the amount of approximately $2,000,000. As part of the order placement, ISA deposited with the Company approximately $500,000 as a down payment for the orders. These orders will be credited against the $10,000,000 worth of orders ISA has agreed to place with the Company under the Investment Agreement. Currently, ISA has placed approximately $3,000,000 worth of orders with the Company, leaving only $7,000,000 worth of orders still to be placed with the Company in accordance with the terms of the Investment Agreement. In accordance with the terms of the Second Agreement, the Company issued 6,000,000 shares of Common Stock to ISA. Of these shares, 5,000,000 shares will be credited against the number of shares ISA is entitled to under its Option, thereby entitling ISA to approximately 44,009,000 shares upon exercise of its Option. In the event ISA does not exercise its Option under the Investment Agreement, then ISA will nevertheless continue to own the 10,000,000 shares of Common Stock issued pursuant to the Second Agreement and ISA will have no further commitment to place additional product orders with the Company. "See Investment Proposals - Second Agreement with ISA."

     As a result of the Second Agreement, ISA is the beneficial owner of 10,000,000 shares of the Common Stock, representing 40% of the outstanding shares of Common Stock.

Votes Required

     Under Delaware Law, the required quorum for the Annual Meeting is a majority of outstanding shares of the Company's Common Stock represented in person or by proxy. Assuming a quorum is present, approval of the Investment Proposals requires the affirmative vote by a majority of the Company's outstanding Common Stock entitled to vote at the Annual Meeting. The Investment Agreement does not require the approval of shareholders; however, the increase in the number of shares of authorized Common Stock and the authorization of Preferred Stock do require shareholder approval. See "Introduction - Proxies and Voting".

     The effectiveness of each of the three Investment Proposals is contingent on the approval of the others, and no action will be taken by the Company to consummate the Investment Agreement unless all of the three Investment Proposals are approved. Therefore, the non-vote or a vote against any of the Investment Proposals may have the effect of a vote against the other related proposals. If a majority of shares voting at the Annual Meeting vote "FOR" the Investment Proposals, but the affirmative vote of shareholders falls short of the required majority of outstanding shares because of, among other things, the non-vote of brokers, nominees and shareholders, then the Company intends to pursue an agreement with ISA, RenCap and the Bridge Lenders on terms and conditions the Board of Directors deems to be in the best interest of the Company and its shareholders. Any further agreements may be structured so that shareholder approval will not be required. However, if the Investment Proposals are not approved by the requisite number of shares, there is no assurance that the Board of Directors can negotiate any new agreement with all parties on terms and conditions acceptable to all parties.

     At July 26, 1996, as a result of the Second Agreement, ISA held 10,000,000 shares of Common Stock, or approximately 40% of the outstanding shares of Common Stock. ISA has indicated it will vote all of its shares "FOR" approval of the Investment Proposals. In addition, the management of the Company has indicated that they will vote "FOR" approval of the Investment Proposals.

     If the shareholders approve the Investment Proposals, but ISA does not exercise its Option, the Board will proceed with the amendment to the Certificate of Incorporation, so that the Certificate will authorize 100,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. Therefore, the Board will have the flexibility to issue additional shares of Common Stock and Preferred Stock without further shareholder approval.

Background of and Reasons for the Investment Proposals

     The Company, on a consolidated basis, has operated at a net loss since inception in 1987. The net losses accelerated in 1993 and 1994 as the Company, under the direction of a prior CEO, aggressively expanded its marketing and sales efforts in Europe, Australia, Japan, Mexico and the Philippines. In addition, research and development programs were compressed and accelerated, and the management organization was expanded to support an international business and projections of significantly increased revenues. When orders for mobile data products from international markets failed to materialize, net losses increased dramatically, and deficits in working capital and net worth resulted. The Company could not meet the repayment terms of its secured debt and trade credit, and the principal holder of the Company's secured debt, RenCap, declared its secured debt in default and the acceleration of payment of principal and interest.

     In the first quarter of 1995, management of the Company took action to restructure its business and management organization. These actions included the close of the Company's VSAT satellite earthstation product line and its mobile data international sales organization. In addition, the Company's CEO resigned and its Chairman of the Board and Chief Operating Officer, John Robinson, assumed the additional responsibilities as CEO and President. As a result of the restructuring and management reorganization, a number of management positions were eliminated to streamline operations, personnel reductions were implemented, and operating expenses were reduced by approximately $8,400,000 in 1995 compared to the prior year. Recently, primarily as a result of the actions taken by management to restructure the Company, the Company reported three consecutive quarters of income from operations (before interest and income taxes), and continued improvement in operating results compared to the prior year.

     The Company's net losses in 1993 and 1994 adversely impacted the Company's financial position by decreasing working capital and increasing debt. As a result of severe liquidity problems, the Company was unable to meet its financial obligations in a timely manner, with trade debt increasing to nearly $6,000,000 and secured debt, including accrued and unpaid interest, increasing to approximately $5,300,000. In March 1995, management of the Company met with RenCap to discuss several alternative financial strategies, including foreclosure on the assets of the Company by RenCap, reorganization under Chapter 11 of the Federal Bankruptcy Code and an informal voluntary reorganization of the Company's unsecured creditors or claims outside of the protection of bankruptcy. At the meeting in March 1995 with the Company's management, RenCap agreed to allow the Company to attempt an informal voluntary reorganization of its unsecured creditors, and further agreed to subordinate its security interest in the Company's assets to the senior security interest of a new $1,800,000 Bridge Loan. RenCap also agreed to participate as one of the lenders in the Bridge Loan, providing $1,000,000 out of a total of $1,800,000 in Bridge Loan financing.

     In 1995, following the restructuring, the Company negotiated the conversion of $990,000 in debt into shares of Common Stock at a negotiated price of $.75 per share, and negotiated settlements with unsecured creditors with claims in excess of $3,200,000 on terms favorable to the Company. In October 1995, following the Company's first-ever quarterly operating profit (before interest and income tax expense) for the quarter ended September 30, 1995, and following the implementation of the settlement plan with unsecured creditors, management explored alternatives to strengthen the Company's financial position and liquidity and help ensure its short-term and long-term viability. The Company required additional financing to support its operations, to repay the $1,800,000 Bridge Loan (of which principal of $1,000,000 is held by RenCap) which was due in April 1996, and to pay past due interest and principal owed to RenCap on the 12% Convertible Debenture. In connection with these efforts, the Company considered various alternatives in order to finance the Company's operations and maximize shareholder value, including the possible issuance of additional Common Stock or other securities in the private market and the sale of all or part of the Company. The Company contacted potential investors that it believed might have an interest in an investment in the Company, and engaged the investment banking firm of W.B. McKee Securities and other financial advisors to assist management in obtaining the financing necessary to support the Company's operations and meet its debt obligations. The Company also met with RenCap on a continuous basis to monitor the financial progress of the Company and its short-term and long-term liquidity.

     The Company and its advisors contacted more than ten prospective purchasers or investors. The Company and its financial advisors provided each prospective investor with financial information and a written overview of the Company and responded to all other due diligence requests. The Company did not receive any written investment or purchase offers from any party. A verbal offer of an expression of interest was made by a potential equity investor; however, this informal offer was rejected by RenCap as unacceptable. The Company believes that RenCap rejected the informal offer because, at that time, RenCap was of the belief that there were other financial alternatives available, including the reorganization of the Company or an action to foreclose on the assets of the Company, that would be more economically favorable to RenCap. The Company has received a proposal from a third-party financing source for a one year, $1,500,000 working capital line of credit, to be secured by a senior security interest in substantially all of the Company's assets. Discussions with this third-party lender are continuing, subject to completion of the third party lender's due diligence and the agreement of RenCap and the Bridge Lenders to subordinate their security interest in the Company's assets to a more senior priority security interest of the third-party lender. The third-party lender has informed the Company that it's proposal for a working capital line of credit is contingent upon the consummation of the transactions contemplated by the Investment Proposals and the guarantee of the credit line by ISA.

     In March 1996, management first contacted ISA to determine its possible interest in a transaction with or an investment in the Company. At that time, ISA was the Company's only distributor of mobile data products in Mexico, and substantial marketing and selling activities had been conducted in Mexico by ISA and the Company. In March 1996, ISA informed the Company that it did not have an interest in an investment in the Company as proposed, and ISA expressed its concern that the weak financial condition of the Company could jeopardize future business opportunities in Mexico. In April 1996, ISA met directly with the Company's principal secured creditor, RenCap, to discuss the financial condition of the Company and ISA's decision not to pursue new business opportunities with the Company in Mexico, unless ISA could acquire a controlling interest in the Company and its senior secured creditors agreed to restructure their debt on terms acceptable to ISA.

     In April 1996, RenCap informed the Company that it had met on at least two occasions with the representatives of ISA to discuss a proposal by ISA to acquire a controlling interest in the Company and restructure existing secured debt. At that time, RenCap informed the Company of the terms and conditions of ISA's proposal. Through the end of April 1996, there were intense negotiations of the terms and conditions of the Investment Agreement between RenCap, the Bridge Lenders and ISA. On April 30, 1996, following the approval of the Investment Agreement by RenCap and the Bridge Lenders, the Board of Directors approved the execution of the Investment Agreement. The Company's financial advisors, W.B. McKee Securities, Inc. and Strategica Group did not render any formal written or oral opinion on the proposed Investment Agreement, and the financial advisors were not a party to the negotiations of the Investment Agreement. On May 2, 1996, the Company publicly announced the general terms and conditions of the Investment Agreement.

     In early July 1996, the Company met with ISA to discuss the possibility of ISA releasing, in advance of ISA's exercise of its Option and the shareholders' approval of the Investment Proposals, additional product orders. The Company believed there was an opportunity in Mexico to accelerate the roll-out of pilot projects for mobile data communications systems, and it was in the best interests of the Company and ISA to support the early implementation schedules of potential customers. ISA expressed a willingness to release additional orders in advance, but expressed reservations regarding the Company's weak financial position.

     Discussions continued between the parties to address ISA's investment in the capital of the Company and the impact any new agreement would have on the Investment Agreement. The Company and ISA thereafter reached agreement on the terms and conditions of the Second Agreement, pursuant to which ISA would release in advance $2,000,000 in product orders with a cash deposit of $500,000 against the orders, and ISA would fund and immediately convert into equity the Working Capital Loan; in exchange for Coded's issuance of 5,000,000 of the 49,009,000 shares of Common Stock to be issued to ISA under the Investment Agreement, and an additional 1,000,000 shares of Common Stock. The Second Agreement was dated as of July 17, 1996 by and between the Company, ISA and RenCap. See "Investment Proposals - Second Agreement."

Board of Directors Recommendations

     The Board of Directors of the Company believes the Investment Proposals and the Second Agreement are fair to, and in the best interests of, the Company and its shareholders. The Investment Agreement and the Second Agreement were unanimously approved by the Board of Directors. In evaluating the transactions contemplated by the Investment Agreement and the Second Agreement, the Board of Directors considered the following factors in relative order of importance: (a) ISA's commitment to place $10,000,000 in orders for the Company's products over an 18-month period, which is anticipated to have a substantial positive economic impact on the operations of the Company over the next 12 months; (b) ISA's decision that it would not award any future orders to the Company unless the transaction was consummated, because of ISA's belief that the financial instability of the Company and its lack of liquidity presented a significant risk to ISA and its customers; (c) the immediate release by ISA of approximately $3,000,000 in product orders accompanied by cash deposits for the product orders of approximately $1,000,000; (d) the agreement of RenCap and the Bridge Lenders to restructure secured debt of approximately $6,600,000, all of which had been declared in default or for which events of default existed; (e) the potential impact the Investment Proposals were anticipated to have on the market value of the Company's Common Stock; (f) the potential dilution to existing shareholders' Common Stock ownership interest in the Company; (g) ISA's funding of a $1,000,000 Working Capital Loan and its immediate conversion into 4,000,000 shares of Common Stock; and (h) the change in the Company's Board of Directors and change in control of the Company in light of ISA's 69% or more ownership interest in the Company's Common Stock. The Board also carefully considered the immediate need for capital to finance operations, and alternatives to the Investment Proposals and the likelihood of such alternatives, including public or private equity or debt financing, a sale of the Company's assets or a possible foreclosure action on the Company's assets by the secured creditors. The Board and management of the Company discussed the alternatives with its financial advisors, W.B. McKee Securities, Inc. and Strategica Group; and RenCap and the Bridge Lenders. No written or oral financial analysis was performed by the Company's financial advisors.

     In considering the Investment Proposals, the Board of Directors assigned the most weight to the growth prospects of the Company with up to $10,000,000 in orders over an 18-month period generated by ISA from customers in Mexico, and Latin and South America. In approving the Second Agreement, the Board's primary considerations were the immediate improvement in liquidity provided by the release of $3,000,000 in orders by ISA prior to July 30, 1996 and the funding of the Working Capital Loan and the immediate conversion of the loan into Common Stock. The Board of Directors believes that this export business, together with potential business opportunities in the United States, will allow the Company to accelerate its sales growth and continue its recent trend of improving financial operating results. The Board of Directors believes that sales growth, continuing improvement in financial performance, expansion into export markets with ISA as a strategic and financial partner, and the restructuring of the Company's secured debt, are among the more significant impacts of the Investment Proposals that could lead to continued improvement in the Company's financial condition and increased shareholder value.

     The Board of Directors recognized that without the order base provided by ISA's customers, and without ISA customer contacts in Mexico, and Latin and South America, it would be difficult for the Company to develop a profitable export business in those geographical areas in an acceptable timeframe. Moreover, the loss of $10,000,000 in orders from ISA could not be replaced by other customers in a like timeframe, and the Company's business and its relationship with RenCap and the Bridge Lenders would be adversely affected. In evaluating the potential loss of the ISA orders, the Board considered the possible actions of its principal secured creditor, RenCap, which included the possible foreclosure on the assets of the Company or the sale of all or a portion of the assets of the Company, on terms the Board believed would be unfavorable and unacceptable to the Company and its shareholders.

     The Board of Directors carefully considered the terms and conditions of the RenCap and Bridge Lender agreement to restructure their secured debt. The Board believes that this secured debt, all past due and in default in April
1996, was a significant factor adversely impacting the Company's relationship with its customers, its ability to win new business, and the market price of the Company's
Common Stock. The Board believes the terms and conditions under which the secured debt of RenCap and the Bridge
Lenders is to be restructured are favorable to the Company, and might not be possible without ISA's financial commitments to the Company and its commitment to provide
$10,000,000 in new orders.

     The Board of Directors also considered that, in accordance with the terms of the Second Agreement, ISA agreed to (i) fund the $1,000,000 Working Capital Loan and immediately convert this loan into 4,000,000 shares of Common Stock at a conversion price of $.25 per share, and
(ii) immediately release an additional $2,000,000 in product orders with a cash deposit of $500,000 against the orders. The Board believes that this current infusion of $1,500,000 significantly improved the Company's liquidity. Moreover, the Board believes that this improvement in the Company's financial position will allow the Company to retain customers and key employees.

     Based primarily on the considerations discussed above, the Board of Directors unanimously concluded that it is in the best interests of the Company and its shareholders to consummate the transactions with ISA, RenCap and the Bridge Lenders. The Board of Directors unanimously recommends that shareholders vote "FOR" the Investment Proposals.

Source of Funds

     ISA has informed the Company that the $400,000 of funds ISA has deposited in a third party escrow to purchase the shares of Common Stock subject to the Option was obtained from available cash resources. The $1,000,000 Working Capital Loan, which was funded in accordance with the terms of the Second Agreement, also was obtained from available cash resources. On July 20, 1996, ISA funded the Working Capital Loan and immediately converted the loan into shares of Common Stock.

Recent Price of Common Stock

     The average of the closing bid prices for the Company's Common Stock for the 15 trading days prior to the announcement of the Investment Agreement, as reported by the NASD Electronic Bulletin Board, was approximately $.33 per share; the average of the closing bid prices for the Company's Common Stock for the 15 trading days following the announcement of the Investment Agreement, as reported by the NASD Electronic Bulletin Board, was approximately $.47 per share. On August 2, 1996, the closing bid price for the Company's Common Stock was $.42 per share.

Certain Considerations

     While the Board of Directors is of the opinion that the Investment Proposals are in the best interests of the Company and its shareholders, the approval of the Investment Proposals may have certain potential adverse effects which shareholders should consider. These considerations are summarized below.

Change in Composition of Board of Directors.

     Upon exercise of its Option, ISA will be entitled to appoint and thereafter nominate 3 of the 5 members of the Board. In addition, the Board of Directors must elect as the Chairman of the Board the director designated by ISA. Further, because ISA will own a majority of the outstanding Common Stock, ISA will have the power, in the absence of any agreements regarding the composition of the Board or cumulative voting, to elect all of the directors. RenCap will have the right to nominate one director or to have one representative attend Board meetings. John Robinson, currently a member of the Board of Directors and the Company's CEO and President, is expected to continue as a director of the Company; however, if John Robinson resigns or is removed for reason from the Board of Directors, then a committee composed of one representative of ISA and one representative of RenCap shall have the right to nominate Mr. Robinson's replacement. If ISA exercises its Option, Messrs. Borgardt and Kenney will resign from the Board.

Commitment for Product Orders.

     ISA has committed to place $10,000,000 in orders for the Company's products from ISA customers in Mexico and Latin America, over an 18-month period. ISA, however, is not the end-use customer, and ISA's ability to deliver orders for products may be impacted by events outside the control of ISA, such as the economic conditions in Mexico and Latin America, the availability of end-user financing for the purchase of equipment and the compatibility of the Company's technology with the customer's existing radio systems. ISA's commitment to place $10,000,000 in orders will be secured by ISA placing in escrow, pursuant to the Investment Agreement, 50% of the shares of the Company's Common Stock to be issued to ISA upon exercise of its Option. If ISA places less than $10,000,000 in product orders with the Company, then ISA will forfeit 2.4 shares of Common Stock for each dollar in orders less than $10,000,000. To date, ISA has placed approximately $3,000,000 in orders for the Company's products, representing 30% of its total commitment.

    Change of Control of the Company.

     As a result of the Second Agreement, ISA beneficially owns 40% of the outstanding Common Stock. The beneficial ownership of 40% of the Common Stock may give ISA effective control of the Company in certain instances, including but not limited to, election of a majority of the Board of Directors, transactions for the sale of the Company, or the sale of all or substantially all of the Company's assets. Additionally, the Investment Agreement grants to ISA an Option to receive shares that will represent a majority of the outstanding shares of Common Stock. Therefore, approval of the Investment Proposals will prevent the sale of the Company or its assets to a buyer other than ISA, without the approval of ISA.

     As a result of the approval of the Investment Proposals by the shareholders, ISA will have control of the Board of Directors and beneficial ownership of a majority of the outstanding shares of Common Stock. Therefore, ISA will have the ability to approve transactions that may result in the Company no longer being required to file reports with the Securities and Exchange Commission or to cause the Company's Common Stock to be delisted from a national securities exchange or removed from quotation on NASDAQ, should the Common Stock be listed or quoted in the future. ISA has expressed its present intent to maintain the Company as a publicly-held and traded company.

     Conflicts of Interest.

     The Company and ISA have agreed to maintain the number of shares of Common Stock available for grant to employees, including officers and directors, under the Company's 1992 Stock Option Plan, to a number equal to approximately 15% of the fully diluted outstanding shares of Common Stock, or approximately the same percentage in effect prior to the transactions contemplated by the Investment Agreement. All of the members of the Board of Directors participate in the 1992 Option Plan, and two officers who also serve as members of the Board of Directors, John Robinson and Steven Borgardt, have been granted a significant number of options to purchase shares of Common Stock under the 1992 Stock Option Plan. Because of their participation in the 1992 Stock Option Plan, Messrs. Robinson and Borgardt may not be considered disinterested with respect to the Investment Proposal. Messrs. Robinson and Borgardt have informed ISA of their intent to vote the shares of the Common Stock held by them in favor of the Investment Proposals. See "Security Ownership of Certain Beneficial Owners and Management." In addition, conflicts could arise in future commercial relationships between the Company and ISA.

     ISA may be characterized as having a conflict of interest because it holds 40% of the outstanding Common Stock at July 26, 1996 and has indicated it will vote all of its shares "FOR" the Investment Proposals, which will result in ISA holding approximately 78% of the Common Stock (excluding the conversion of Series A and Series B Preferred Stock into Common Stock).

     Limitation of  Use of  Net Operating Loss Carryovers.

     Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), may limit the Company's use of its net operating loss carryovers. Section 382 of the Code limits the amount of taxable income of a corporation following an "ownership change" that may be offset by the "pre-change loss" of the corporation to an amount equal to the fair market value of the stock of the corporation immediately before the ownership change multiplied by the "long-term tax-exempt rate" as defined in Section 382(f) of the Code. The pre-change loss of a corporation includes any net operating loss carryover of the corporation before the year of the ownership change and any net operating loss of the corporation for the year of the ownership change to the extent such loss is allocable to the period in such year on or before the change date.

     An ownership change would have occurred with respect to the Company if the percentage of the Common Stock of the Company owned by one or more "5-percent shareholders" within the meaning of Section 382(k) of the Code increased by more than fifty percentage points over the lowest percentage of Common Stock of the Company owned by such shareholders at any time during a "testing period". A testing period is generally the three-year period ending on the date of any change in the ownership of stock of a corporation involving a 5-percent shareholder.

     The Company and its subsidiaries have a combined Federal net operating loss carryforward benefit of approximately $30,000,000. The Second Agreement, for Federal income tax purposes, will likely result in an "ownership change" and, as a result, the Company's annual use of Federal net operating loss carryforward tax benefits
could be severely limited.   Due to this limitation, only a
portion of the Company's Federal net operating loss benefits may ultimately be utilized, and then only in the event the Company has future taxable income. A determination of the limitation of future income tax benefits, which has not been calculated as yet, will be subject to various factors existing at the date the ownership change was effected. ISA's organization as a foreign corporation has no impact on the determination of whether an ownership change has occurred.

     Regulatory Matters.

     The Company's wholly-owned subsidiary, Decom, pursuant to Federal regulations, has been granted a classified security clearance. The Company notified the Department of Defense of the transactions contemplated by the Investment Agreement and the issuance to ISA of approximately 40% of outstanding Common Stock pursuant to the Second Agreement. As a result of ISA's foreign ownership, control and influence, the Department of Defense will review the Company's organization, operations and management and, subject to this review, it may revoke Decom's classified security clearance. In determining whether Decom is under foreign ownership, control and influence, the Department of Defense will consider the relative significance of the following factors: (a) the level of foreign ownership; (b) management positions held by foreign interests such as directors, officers and executive personnel; (c) whether foreign interests control or are in a position to control or influence the election or appointment of directors or officers; (d) contracts with an indebtedness to foreign interests; and (e) any other factors that indicate a capability on the part of the foreign interest to control or influence the operations and management of Decom. ISA has agreed to take all reasonable actions requested by the Department of Defense to exclude ISA and its directors and officers from the classified business and operations of Decom. The Department of Defense has not advised the Company of any timetable regarding its deliberations. The revocation of Decom's classified security clearance could have an adverse impact on Decom's future operations. Decom was not awarded any prime contracts or subcontracts requiring a classified security clearance in the last 12 months.

     The Company and ISA have, pursuant to the regulations generally referred to as the "Exon-Florio Regulations", filed a joint notice describing the Investment Proposals and the Second Agreement with the Committee on Foreign Investment in the United States ("CFIUS"). Under the Exon-Florio Regulations, if CFIUS does not determine to undertake an investigation of the transactions contemplated by the Investment Agreement within 30 days of receipt of the joint notice, or if an investigation is undertaken but there is no finding by the President within sixty (60) days that the Investment Proposals and the Second Agreement threaten to impair the national security of the United States, then the Investment Proposals and the Second Agreement will no longer be subject to any governmental action under the Exon-Florio Regulations. However, if there is an investigation and an adverse presidential finding, the Investment Proposals and the Second Agreement may be suspended temporarily or prohibited.

     Section 203 of the Delaware General Corporation Law limits business combinations (as therein defined) between corporations and interested persons (as therein defined, which would include ISA with respect to the Company following the exercise of the ISA Option). However, the statute exempts business combinations with interested stockholders who became such in a transaction approved by the board of directors. Accordingly, this statute will not apply to ISA.

     Blank Check Preferred Stock.

     As part of the proposals comprising the Investment Proposals, the Company's Certificate of Incorporation will be amended to authorize the issuance by the Company's Board of Directors, without the necessity of further notice of, or authorization by, stockholders, of up to 2,000,000 shares of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series and may have such voting powers, preferences and relative rights, designations, qualifications and limitations as the Board of Directors may fix by resolution at the time of issuance. The authorization of a class of preferred stock may be viewed as potentially having the effect of discouraging an unsolicited attempt by any person or entity to acquire control of the Company. Authorized shares of preferred stock can be issued, and have in the past been issued by some corporations, with voting or conversion privileges intended to make the acquisition of the issuer more difficult or costly. By allowing the Board of Directors to establish a class or series of preferred stock without shareholder approval, the amendment of the Company's Certificate of Incorporation could in the future discourage such an attempt to acquire control of the Company or limit the shareholders' ability to participate in certain types of transactions (such as an unsolicited tender offer at a premium price to market), whether or not such transactions are favored by a majority of the shareholders, and, as a result, could enhance the ability of officers and directors to retain their positions. Pursuant to the Investment Proposals, upon the exercise of the ISA Option, the Board of Directors will authorize 8,000 shares of Series A Preferred Stock and 48,000 shares of Series B Preferred Stock for issuance by the Company. See "Investment Agreement - Authorization of Preferred Stock."

     In the event shareholders approve the Investment Proposals, but ISA does not exercise its Option, the Board of Directors will proceed with the Amendment to the Certificate of Incorporation to authorize 2,000,000 shares of preferred stock. Therefore, the Board of Directors will have the flexibility to issue additional shares of Preferred Stock without further shareholder approval.

See "Investment Proposals - Certain Considerations."

Second Agreement with ISA

     Effective July 17, 1996, ISA, RenCap and the Company entered into a second agreement (the "Second Agreement"). The Second Agreement does not require shareholder approval and the Company is NOT soliciting proxies from shareholders for approval of the Second Agreement. The material provisions of the Second Agreement among the Company, ISA and RenCap are described below. The following discussion is qualified in its entirety by reference to the text of the Second Agreement, a copy of which is attached as Exhibit B to the Proxy Statement.

     In accordance with the provisions of the Second Agreement, ISA has funded the $1,000,000 Working Capital Loan initially agreed to in the Investment Agreement and immediately converted the loan into 4,000,000 shares of Common Stock at a conversion price of $.25 per share. Additionally, ISA placed product orders with the Company in the amount of approximately $2,000,000. As part of the order placement, ISA deposited with the Company approximately $500,000 as a down payment for the orders. These orders will be credited against the $10,000,000 worth of orders ISA has agreed to place with the Company under the Investment Agreement. Currently, ISA has placed $3,000,000 worth of orders with the Company, leaving only $7,000,000 worth of orders still to be placed with the Company in accordance with the terms of the Investment Agreement. In accordance with the terms of the Second Agreement, the Company issued 6,000,000 shares of Common Stock to ISA. Of these shares, 5,000,000 shares will be credited against the number of shares ISA is entitled to under its Option, thereby entitling ISA to only approximately 44,009,000 shares upon exercise of its Option.

     RenCap has agreed as part of the Second Agreement to waive its rights under the 12% Convertible Debenture to receive additional shares of Common Stock. RenCap had the right under the terms of the 12% Convertible Debenture to receive Common Stock due to the issuance of shares of Common Stock to ISA at a price lower than the conversion price set forth in the 12% Convertible Debenture.

     The Company has also agreed to grant access to Ing.
Fernando Pliego, a representative of ISA, necessary to inspect, monitor and coordinate ISA's orders. Mr. Pliego will not be granted access to any areas or information that may be restricted by the regulations of the Department of Defense. The Company has agreed to reimburse ISA up to $10,000 per month for ISA's costs in retaining Mr. Pliego.
     As a result of the Second Agreement, ISA is the beneficial owner of 10,000,000 shares of the Common Stock, representing 40% of the outstanding shares of Common Stock at July 26, 1996.


                    INVESTMENT AGREEMENT

Summary of Investment Agreement

     The material provisions of the Investment Agreement among the Company, ISA, RenCap and the Bridge Lenders are described below. The following discussion is qualified in its entirety by reference to the text of the Investment
Agreement, a copy of which is attached as Exhibit A to the proxy statement.

     Pursuant to the Investment Agreement entered into among the Company, ISA, RenCap, and the Bridge Lenders on May 1, 1996, ISA has the right, as of the date of the Investment Agreement or pursuant to the exercise of its Option thereunder, to the following: (i) to receive approximately 49,009,000 shares of newly issued Common Stock (of which 5,000,000 shares of Common Stock have already been issued to ISA pursuant to the Second Agreement), representing approximately a 69% Common Stock ownership interest in the Company (assuming the conversion of Series A and Series B Preferred Stock into shares of Common Stock); (ii) to be appointed as the Company's exclusive distributor of mobile data products in Mexico and Central and South America for 18 months; (iii) to appoint and thereafter nominate the majority of the members of the Company's Board of Directors, including the Chairman of the Board; (iv) and to manage and control the day-to-day operations of the Company. Except for the right to manage and control the day-to-day operations of the Company and the appointment as the Company's exclusive distributor of mobile data products in Mexico, and Central and South America, which were effective on May 1, 1996, all other rights will become effective at the time ISA exercises its Option under the Investment Agreement. Since May 1, 1996, ISA has been primarily involved with assisting the Company to restructure and reduce its secured and unsecured debt, and ISA is working with the Company's current management to improve operating efficiencies. The Option is exercisable by ISA for a period of up to twenty days after the date of shareholder approval of the Investment Proposals, or as extended by ISA. The Investment Agreement requires shareholder approval on certain matters on or before June 30, 1996. ISA has extended this date to September 30, 1996.

     Under the Investment Agreement, the Company received or is to receive, (i) a deposit from ISA of $500,000 as advance payment for $1,000,000 in orders for the Company's mobile data products; (ii) a deposit from ISA of $400,000 placed in a third-party escrow, representing a contribution to the capital of the Company, such deposit to be released to the Company at the time ISA exercises its Option; (iii) a commitment to loan the Company $1,000,000 for working capital (the "Working Capital Loan"), with funding of the loan to be made at the time ISA exercises its Option; (iv) the agreement of RenCap and the Bridge Lenders to restructure their secured debt (described below) at the time ISA exercises its Option; and (v) a commitment from ISA to place $10,000,000 in orders for the Company's products, over an 18-month period commencing on the date of the Investment Agreement. ISA's commitment to place $10,000,000 in orders for the Company's products will be secured by ISA placing in escrow, pursuant to the Investment Agreement, 50% of the shares of the Company's Common Stock to be issued to ISA.
If ISA places less than $10,000,000 in orders for mobile data products with the Company, then ISA shall forfeit 2.4 shares of the Company's Common Stock for each dollar in orders less than $10,000,000. Further, if ISA does not exercise its Option and the shareholders approve the transaction, the Company has the right to retain $200,000 of the $400,000 capital contribution. The Working Capital Loan will be due one year from the date made and will pay interest at the rate of 6% per year. The Working Capital Loan is convertible into shares of the Company's Common Stock at a price of $.25 per share, and will be collateralized by a security interest in substantially all of the assets of the Company, subject to a more senior priority security interest in the Company's assets collateralizing the 6% Note to be issued to the Bridge Lenders and any other future working capital loans from third party lenders.

     ISA and RenCap have agreed that during the period before the exercise of the Option by ISA, ISA and RenCap will not commence foreclosure pursuant to any of their respective security agreements without the written consent of the other party. ISA and Bridge Lenders also have agreed not to commence foreclosure pursuant to any of their respective security agreements during the period before ISA exercises its Option without the written consent of the other party.

     Restructure of RenCap Secured Debt

     Upon the exercise of ISA's Option, RenCap will amend its $4,000,000 principal amount, 12% Convertible Debenture, and all interest accrued and payable thereon, totaling approximately $4,800,000, to a 6% Debenture ("6% Debenture"), principal payable in seven years, with interest of 6% per year payable semi-annually. Interest is to be paid 50% in cash and 50% in shares of the Company's Common Stock. The 6% Debenture is to be collateralized by substantially all of the assets of the Company; however, this security interest is to be subordinated to existing senior debt, future working capital debt and the 6% Note. The 6% Debenture is convertible into 48,000 shares of Series B Preferred Stock (described below), at such time as: (i) the value of the shares of Common Stock to be issued upon the conversion of Series B Preferred Stock is equal to 70% or more of the principal amount of the 6% Debentures (approximately $3,380,000 if the principal amount of the 6% Debenture is $4,800,000); or (ii) at such time as the Company's shareholders' equity shall equal or exceed $1,000,000. In addition, based on certain increases in the market price of the Company's Common Stock ranging from a base of $.25 per share to $1.00 per share, as set out in the Investment Agreement, RenCap may receive up to an additional 2,400,000 shares of Common Stock. See "Bonus Shares" below.

     Currently, the original 12% Convertible Debenture is in default due to the Company's failure to pay interest and principal when due.

     The Company can require RenCap to convert the Series B Preferred Stock into 7,344,100 shares of Common Stock at such time as the value of the shares of Common Stock, as determined by the average per share price as quoted by the NASD, NASDAQ or other applicable over-the-counter market or stock exchange for the 20 trading days following the filing of the Company's Form 10-QSB or Form 10-KSB with the Securities and Exchange Commission, are equal to or exceed
1.5 times the liquidation preference of the Series B Preferred Stock (approximately $7,200,000 if the liquidation preference of the Series B Preferred Stock is $4,800,000).

     ISA has agreed to transfer shares of the Company's
Common Stock to RenCap if the market value of the 7,344,101 shares of Common Stock into which the Series B Preferred
Stock is convertible falls below $3,360,000 on the date three years from the date of the closing of the Investment
Agreement. ISA has further agreed to place into an escrow account 7,344,000 shares of the Company's Common Stock concurrently with the conversion of the 6% Debenture into the Series B Preferred Stock.

     Restructure of Bridge Loan

     Upon the exercise of ISA's Option, the Bridge Lenders
(including RenCap as a holder of $1,000,000 in Bridge Loan
principal) will cancel the $1,800,000 principal amount
Bridge Loan in exchange for the following: (i) the payment
of $400,000 in cash, (ii) the issuance of a new $600,000
principal amount promissory note (the "6% Note"), with
interest at 6% per year; and (iii) the issuance of 8,000
shares of Series A Preferred Stock (described below).   In
addition, based on certain increases in the market price of the Company's Common Stock ranging from a base of $.25 per share to $1.00 per share, as set out in the Investment
Agreement, the Bridge Lenders could receive up to an additional 600,000 shares of Common Stock. See "Bonus
Shares" below.

     The 6% Note is due in full one year from the date made, and is collateralized by a security interest in the assets of the Company's wholly-owned subsidiaries, Decom Systems, Inc. and Coded Mobile Communications, Inc. This security interest will be senior to the security interest collateralizing the 6% Debenture. The 6% Note is convertible into shares of Common Stock at a conversion ratio of $.25 of principal for one share.

     The Bridge Loan is currently in default due to the Company's failure to pay interest and principal when due.

     Bonus Shares

     Pursuant to the terms of the Investment Agreement, the Company will place into an escrow account 3,000,000 shares of the Company's Common Stock for the benefit of RenCap and the Bridge Lenders. The shares will be delivered to RenCap and the Bridge Lenders upon the exercise of the ISA Option and the Company's Common Stock reaching certain minimum trading prices as follows. If the market value of the Company's Common Stock is at or above $.25 per share, the holders of the Series A Preferred Stock will receive 200,000 shares and RenCap will receive 800,000 shares of Common Stock. If the market value of the Company's Common Stock is at or above $.50 per share, the holders of the Series A Preferred Stock will receive an additional 200,000 shares and RenCap will receive an additional 800,000 shares of Common Stock. If the market value of the Company's Common Stock is at or above $1.00 per share, the holders of the Series A Preferred Stock will receive an additional 200,000 shares and RenCap will receive an additional 800,000 shares of Common Stock. The market value of the Common Stock is to be determined by the average per share bid price as quoted by the NASD, NASDAQ or other applicable over the counter market or stock exchange for the 20 trading days following the filing of the Company's Form 10-QSB or Form 10-KSB with the Securities and Exchange Commission.

     Change of Control of the Company

     Upon the execution of the Investment Agreement, and subject to any restrictions imposed by the Department of Defense regarding the management of Decom Systems, Inc., ISA was given the right to manage and control the daily operations of the Company. As part of its management control, ISA has the authority to negotiate, and subject to Board approval where required by law, enter into agreements with creditors an behalf of the Company.

     Following shareholder approval of the Investment Proposals, and the exercise of the Option by ISA, ISA will hold approximately 54,009,000 shares of the Company's Common Stock, or approximately 78% of the Common Stock, excluding the issuance of any shares of Common Stock upon the conversion of Series A and Series B Preferred Stock and the exercise of outstanding options to purchase shares of Common Stock under the Company's 1992 Stock Option Plan. Assuming only the issuance of 9,744,100 shares of Common Stock on the conversion of Series A and Series B Preferred Stock, ISA will hold approximately 69% of the issued and outstanding shares of Common Stock. As a result of its Common Stock ownership and the organization of the Board of Directors, ISA will effectively control the Company.

Amendments to Certificate of Incorporation

     The Investment Agreement requires shareholder approval of an increase in the Company's authorized shares of Common Stock and the authorization of a class of Preferred Stock. The Board of Directors has adopted, subject to shareholder approval, amendments to the Certificate of Incorporation (the "Amendment" or "Amendments") providing for (i) an increase in the authorized number of shares of Common Stock, $.01 par value, to 100,000,000 common shares from 50,000,000 common shares and (ii) the authorization of 2,000,000 shares of preferred stock, $.01 par value per share. The Company's current Certificate of Incorporation authorizes 50,000,000 shares, $.01 par value per share, of Common Stock. If the Investment Proposals are approved by the shareholders, the Amendments will become effective at the time the Company files the Amendments with the Secretary of the State of Delaware. It is anticipated that such action will occur as soon as practical after the Investment Proposals are approved by shareholders.

The text of the Amendments to the Certificate of Incorporation is set out below:

                           A.

"The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred two million (102,000,000) shares, of which one hundred million (100,000,000) shares shall be common stock, $.01 par value per share, and two million (2,000,000) shares shall be preferred stock, $.01 par value per share (the "Preferred Stock").

                           B.

Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation (the "Board of Directors") prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware."

Increase in Number of Authorized Shares of Common Stock

     The increase in the authorized number of shares of Common Stock from 50,000,000 shares to 100,000,000 shares is necessary to complete the Investment Agreement. Further, the Company has financed its operations primarily through the private sale of Common Stock, common stock purchase warrants, and debt convertible into shares of Common Stock. The Board believes that the Company, in the future, will need the additional shares of Common Stock not issued pursuant to the Investment Agreement for additional capital, including the private or public sale of Common Stock and/or debt convertible into shares of Common Stock.

     The increase in authorized Common Stock will allow the Company the flexibility to issue additional shares in a timely manner at the most favorable market conditions without further shareholder approval. Additional Common Stock could also be used for employee benefit plans, as consideration in connection with the acquisition of products or technology, and for the issuance of warrants by the Company in special purpose financing. In the event of a potential takeover, additional shares could be issued at terms and conditions that might be less favorable to shareholders; however, the increase in authorized capital is not intended as an anti-takeover measure.

     If the shareholders approve the Investment Proposals, but ISA does not exercise its Option, the Board will proceed with the amendment to the Certificate of Incorporation so that the Certificate will authorize 100,000,000 shares of Common Stock. Therefore, the Board will have the flexibility to issue additional shares of Common Stock without further shareholder approval.

Authorization of Preferred Stock

     Under the Amendment to authorize 2,000,000 shares of preferred stock, preferred stock could be issued in one or more classes or series upon adoption by the Board of Directors of an amendment to the Certificate of Incorporation, without any further action by the shareholders. The Amendment gives the Board of Directors the authority to determine the designation, rights, preferences, privileges and restrictions, including voting rights, conversion rights, right to receive dividends, right to assets upon any liquidation, and other relative benefits, restrictions and limitations of any series of preferred stock. The Board of Directors will also determine whether such preferred stock will be convertible into other securities of the Company, including the Common Stock. Accordingly, the issuance of preferred stock, while promoting flexibility in connection with possible recapitalization and other corporate purposes, could adversely affect the voting rights of the holders of, or the market price of, the Common Stock. The holders of preferred stock may also have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of preferred stock pursuant to the Delaware Corporation Law.

     In addition, the authorization of a class of preferred stock may be viewed as potentially having the effect of discouraging an unsolicited attempt by any person or entity to acquire control of the Company. Authorized shares of preferred stock can be issued, and have in the past been issued by some corporations, with voting or conversion privileges intended to make the acquisition of the issuer more difficult or costly. By allowing the Board of Directors to establish a class or series of preferred stock without shareholder approval, the Amendment could in the future discourage such an attempt to acquire control of the Company or limit the shareholders' ability to participate in certain types of transactions (such as an unsolicited tender offer at a premium price to market), whether or not such transactions are favored by a majority of the shareholders, and, as a result, could enhance the ability of officers and directors to retain their positions.

     The Company has no present agreements, understandings, arrangements or other plans to issue any shares of preferred stock, except as provided by the Investment Agreement pursuant to which shares of Series A Preferred Stock and Series B Preferred Stock are to be authorized by the Board of Directors.

     If the shareholders approve the Investment Proposals, but ISA does not exercise its Option, the Board will proceed with the amendment to the Certificate of Incorporation so that the Certificate will authorize 2,000,000 shares of preferred stock. Therefore, the Board will have the flexibility to issue additional shares of preferred stock without further shareholder approval.

     Series A Preferred Stock

     The Bridge Lenders will receive 8,000 shares of Series A Preferred Stock in partial consideration for the cancellation of the Bridge Loan. The Board of Directors of the Company will adopt a Certificate of Designation defining the terms of the Series A Preferred Stock. The Company intends to cause the Certificate of Designation to become effective immediately following the shareholder approval of the Amendment and ISA's exercise of its Option. The general rights and provisions of the Series A Preferred Stock are described below.

     Rank. With respect to the payment of dividends and the distribution of assets on liquidation, dissolution and winding up of the Company, the Series A Preferred Stock ranks senior to the Common Stock and the Series B Preferred Stock, and on a parity with or senior to each other series of preferred stock thereafter issued by the Company.

     Liquidation Value.  The liquidation value of the Series
A Preferred Stock is equal to $100 per share or $800,000 in the aggregate.

     Dividends. Holders of Series A Preferred Stock are entitled to receive when and as declared by the Board of Directors, dividends at the rate of 8% of the liquidation value ($8 per share) per annum, payable in equal semi-annual payments. Dividends shall accrue on a daily basis and shall cumulate from the date of original issue of the Series A Preferred Stock. Accrued but unpaid dividends shall accrue as of the semi-annual dividend payment date on which they first became payable and will be paid 50% in cash and 50% in shares of Common Stock having a market value equal to the 50% of the dividend amount. No dividends may be paid to or declared or set aside for the benefit of holders of any class or series of stock ranking on a parity with the Series A Preferred Stock in the payment of dividends if at the time there shall be any current or accumulated cash dividends payable to the Series A Preferred Stock, unless at the same time a like proportionate dividend, pro rata based on the annual dividend rates of the Series A Preferred Stock and such parity stock, shall at the same time be paid to or declared and set aside for the benefit of holders of the Series A Preferred Stock entitled to receive such dividend. As to dividends, the Series A Preferred Stock will rank senior to the Series B Preferred Stock.

     Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, holders of Series A Preferred Stock will be entitled to receive in preference to holders of any stock ranking junior to the Series A Preferred Stock, the liquidation value of $100 per share or $800,000 plus an amount equal to all accrued but unpaid dividends thereon on the date of final distribution to such holders. If, upon any liquidation, dissolution or winding up of the Company, such payment shall not have been made in full to the holders of all outstanding shares of Series A Preferred Stock, the holders of Series A Preferred Stock and all other classes or series of stock of the Company ranking on a parity therewith in the distribution of assets, shall share ratable in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. The Series A Preferred Stock will rank senior to the Series A Preferred Stock.

     Voting Rights. Except as required by the Delaware General Corporation Law, the holders of shares of Series A Preferred Stock shall have the right to vote with the holders of Common Stock on all matters as to which the holders of Common Stock are entitled to vote. The number of votes per share which the holders of Preferred Stock may cast (300 votes per share) shall be adjusted, upon any change in the Conversion Ratio as described below, to equal the number of shares of Common Stock into which it would then be convertible (whether or not such conversion is restricted or prohibited for any reason).

     Conversion. Each share of Series A Preferred Stock is convertible into 300 shares of the Company's Common Stock, subject to certain adjustments. The Series A Preferred Stock provides for adjustments upon the occurrence of certain events including, but not limited to, stock dividends, stock subdivisions or reclassifications or combinations. In addition, upon the occurrence of any merger or combination or similar transaction, the Series A Preferred Stock is convertible into the consideration received by the holders of the Common Stock in such merger, combination or similar transaction. The Series A Preferred Stock will be subject to mandatory conversion into Common Stock at any time the market value of the shares of Common Stock into which the Series A Preferred Stock is converted, equals to or exceeds 1.5 times the liquidation preference of the Series A Preferred Stock (approximately $1,200,000 if the liquidation preference is $800,000). The market value of the Common Stock is to be determined by the average per share bid price as quoted by the NASD, NASDAQ or other applicable over the counter market or stock exchange for the 20 trading days following the filing of the Company's Form 10-QSB or Form 10-KSB with the Securities and Exchange Commission.

     Registration. The shares of Series A Preferred Stock and the shares of Common Stock into which the Series A
Preferred Stock are convertible, will not be registered under the 1933 Act and, therefore, the shares may not be sold in a public market unless registered under the 1933
Act. The Company has agreed to give the Bridge Lenders certain registration rights with respect to the shares of Common Stock, with the cost of such registration to be paid by the Company.

     Series B Preferred Stock

     RenCap will receive 48,000 shares of Series B Preferred Stock upon conversion of the 6% Debenture. The Board of Directors of the Company will adopt a Certificate of Designation defining the terms of the Series B Preferred Stock. The general rights and provisions of the Series B Preferred Stock are described below.

     Rank. With respect to the payment of dividends and the distribution of assets on liquidation, dissolution and winding up of the Company, The Series B Preferred Stock ranks senior to the Common Stock, but ranks junior to the Series A Preferred Stock.

     Liquidation Value.  The liquidation value of the Series
B Preferred Stock is equal to $100 per share or $4,800,000 in the aggregate.

     Dividends. Holders of Series B Preferred Stock are entitled to receive when and as declared by the Board of Directors, dividends at the rate of 6% of the liquidation preference per annum, per share, payable in equal semi-annual payments. Dividends shall accrue on a daily basis and shall cumulate from the date of original issue of the Series B Preferred Stock. Accrued but unpaid dividends shall accrue as of the semi-annual dividend payment date on which they first became payable and will be paid 50% in cash and 50% in shares of Common Stock having a market value equal to the 50% of the dividend amount. No dividends may be paid to or declared or set aside for the benefit of holders of any class or series of stock ranking on a parity with the Series B Preferred Stock in the payment of dividends if at the time there shall be any current or accumulated cash dividends payable to the Series B Preferred Stock, unless at the same time a like proportionate dividend, pro rata based on the annual dividend rates of the Series B Preferred Stock and such parity stock, shall at the same time be paid to or declared and set aside for the benefit of holders of the Series B Preferred Stock entitled to receive such dividend. As to dividends, the Series B Preferred Stock will rank junior to the Series A Preferred Stock.

     Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, holders of Series B Preferred Stock will be entitled to receive in preference to holders of any stock ranking junior to the Series B Preferred Stock, the liquidation value of $100 per share or an aggregate of $4,800,000, plus an amount equal to all accrued but unpaid dividends thereon on the date of final distribution to such holders. If, upon any liquidation, dissolution or winding up of the Company, such payment shall not have been made in full to the holders of all outstanding shares of Series B Preferred Stock, the holders of Series B Preferred Stock and all other classes or series of stock of the Company ranking on a parity therewith in the distribution of assets, shall share ratable in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. The Series B Preferred Stock will rank junior to the Series A Preferred Stock.

     Voting Rights. Except as required by the Delaware General Corporation Law, the holders of shares of Series B Preferred Stock shall have the right to vote with the holders of Common Stock on all matters as to which the holders of Common Stock are entitled to vote. The number of votes per share which the holders of Preferred Stock may cast (153 votes per share) shall be adjusted, upon any change in the conversion ratio as described below, to equal the number of shares of Common Stock into which it would then be convertible (whether or not such conversion is restricted or prohibited for any reason).

     Conversion. Each share of Series B Preferred Stock is convertible into 153 shares of the Company's Common Stock, subject to certain adjustments. The Series B Preferred Stock provides for adjustments upon the occurrence of certain events including, but not limited to, stock dividends, stock subdivisions or reclassifications or combinations. In addition, upon the occurrence of any merger or combination or similar transaction, the Series B Preferred Stock is convertible into the consideration received by the holders of the Common Stock in such merger, combination or similar transaction. The Series B Preferred Stock will be subject to mandatory conversion into Common Stock at any time the market value of the shares of Common Stock into which the Series
B Preferred Stock is convertible, equals or exceeds 1.5 times the liquidation preference of the Series B Preferred Stock (approximately $7,200,000 if the liquidation preference of the Series B Preferred Stock is $4,800,000). The market value of the Common Stock is to be determined by the average per share bid price as quoted by the NASD, NASDAQ or other applicable over the counter market or stock exchange for the 20 trading days following the filing of the Company's Form 10-QSB or Form 10-KSB with the Securities and Exchange Commission.

     Registration. The shares of Series B Preferred Stock to be issued to RenCap upon conversion of the 6% Debenture, and the shares of Common Stock to be issued upon the conversion of the Series B Preferred Stock, will not be registered under the provisions of the 1933 Act, and therefore, the shares may not be sold in the public market unless the shares are so registered or unless the sale of shares are exempt from registration. The Company has agreed to give RenCap certain registration rights, with respect to the shares of Common Stock, with the cost of such registration to be paid by the Company.

Employee Stock Option Plan

     Pursuant to the Investment Agreement, the Company's 1992 Option Plan will be continued for the benefit and incentive of the employees of Coded. Under the Investment Agreement, the number of shares available for grant to employees, including officers, is not to exceed 15% of the total number of outstanding shares of the Company's Common Stock, calculated on a fully diluted basis. Prior to the issuance of additional shares of Common Stock and Series A and Series B Preferred Stock contemplated under the Investment Agreement, the number of shares of Common Stock authorized under the 1992 Option Plan and available for grant to employees equals approximately 15% of the total number of outstanding shares of Common Stock calculated on a fully diluted basis. In April 1996, subject to the consummation of the Investment Agreement and thereafter the approval of the Company's shareholders, the Company granted to employees, including officers, options to purchase a total of 8,000,000 shares of Common Stock, at an exercise price of $.30 per share. The exercise price approximates the NASD-quoted price per share of the Company's Common Stock on the date of grant. The options vest over a three year period. Under this grant, John Robinson, the Company's CEO and President, was granted an option to purchase 1,000,000 shares of Common Stock, and the other officers of the Company, as a group (4 persons), were granted options to purchase an aggregate of 4,000,000 shares of Common Stock.


         INFORMATION ON ISA AND MANAGEMENT FOLLOWING
                THE INVESTMENT PROPOSALS

Background

     The information summarized below regarding ISA was provided by ISA and the Company has not confirmed the accuracy of the information.

     The Company was informed that ISA is one of a privately-held group of 10 affiliated companies (collectively, "Grupo ISA"), each of which is incorporated under the laws of Mexico. The combined unaudited revenues of Grupo ISA were approximately $48,000,000 in 1995. Mr. Hugo R. Camou is the Chairman of the Board and majority shareholder of ISA. In addition to the distribution of the Company's mobile data products, Grupo ISA is engaged in the distribution of mobile data products, satellite communications, computer network systems, electronic signage and advertising. ISA designs, installs, distributes and operates electronic equipment for information display, visual communications and advertising. ISA's products and systems include airport flight information display systems, and information display systems for stock exchanges and stockbrokers. In addition, ISA operates a nationwide network of remote controlled electronic signs throughout Mexico featuring full color, large format signs used for advertising. Other Grupo ISA companies include a provider of telecommunications services in Mexico, primarily as a long-distance telephone carrier with a teleport in Cancun, Mexico; and the largest producer in Mexico of computerized, full color, large format images. Grupo ISA also operates
over 1,000 billboards throughout Mexico.   ISA and Grupo
ISA's principal executive offices are located at Orizaba No.182 Col., Roma 06700, Mexico, D.F.

     Prior to the date of the Investment Agreement, ISA was the Company's only distributor of mobile data products in Mexico. Since November 1995, ISA has placed approximately $3,500,000 in orders for the Company's mobile data products of which orders totaling approximately $3,000,000 are to be credited against ISA's total order commitment of $10,000,000 pursuant to the Investment Agreement.
     At July 30, 1996, ISA held 10,000,000 shares of Common Stock, or approximately 40% of the outstanding shares of Common Stock. ISA has indicated it will vote all of its shares "FOR" approval of the Investment Proposals.

Management and Directors

     Hugo Camou, age 39, is the Chairman of the Board of Directors and the CEO of ISA. Mr. Camou also serves as Chairman of the Board for all wholly-owned or majority-owned affiliated companies. Mr. Camou founded ISA in 1988 and presently holds all of its capital stock. Mr. Camou holds a degree in mathematics and physics from the Instituto Poletecnico Nacional. Prior to organizing ISA, Mr. Camou taught computer science and mathematics for undergraduate and graduate university programs.

     In the event shareholders approve the Investment
Proposals and ISA exercises its Option under the Investment
Agreement, then, Mr. Camou will be appointed as Chairman of the Board of the Company. The Company anticipates a Board of Directors initially composed of five members; three of which will be appointed by ISA, including Mr. Camou; one of which will be John Robinson, the Company's CEO and President; and one of which will be appointed by RenCap.
Other than Mr. Camou, ISA has not made a decision on its appointment of the other two members of the Board of Directors.

     If the transactions contemplated by the Investment
Proposals are consummated, there is no commitment by ISA to retain the current executive officers of the Company;
however, ISA has expressed its present intent to retain all of the Company's executive officers in positions of responsibility. All of the Company's executive officers have expressed their present intent to continue employment with the Company. All of the executive officers of the Company have employment agreements or letter arrangements which provide for severance benefits in the event of termination and/or change of control. See "Executive
Compensation and Benefits - Employment Agreements."

     Pursuant to the Investment Agreement and effective May 1, 1996, ISA has the right to control the day-to-day operations of the Company. To date, ISA has been primarily involved with assisting the Company to restructure and reduce its secured and unsecured debt. In addition, ISA is working with the Company's management to improve organizational and operating efficiencies.

     If the shareholders do not approve the Investment
Proposals, then the directors nominated by management and elected at the Annual Meeting will serve as members of the Board of Directors. Also, it is anticipated in that case that all present executive officers will continue in their current positions. See "Election of Directors and Information Concerning Directors and Executive Officers."


              INFORMATION CONCERNING THE COMPANY

Price Range of Common Stock

     The following table sets forth, for the fiscal quarter
indicated, the high and low closing price of the Company's
common stock as reported by the NASDAQ SmallCap Market and
NASD OTC Electronic Bulletin Board, as applicable.  The
Company was removed from the NASDAQ SmallCap Market on
December 8, 1994, so that any quotes subsequent to that date are from the NASD OTC Electronic Bulletin Board.  The
Company is also traded on Vancouver Stock Exchange.
		                                       High    Low
				Year ended December 31, 1994:
					March quarter                    $ 5.13  $ 2.50
					June quarter                       3.56    2.38
					September quarter                  2.81    2.13
					December quarter                   2.38     .63

				Year ended December 31, 1995:
 					March quarter                    $ 1.22  $  .47
					June quarter                        .63     .19
					September quarter                   .91     .44
					December quarter                    .63     .20

				Year ending December 31, 1996:
						March quarter                  $   .42	 $  .20
						June quarter                       .55    .28


      The number of beneficial owners of the Company's common stock was estimated to be in excess of 3,000 at July
26, 1996. As of July 26, 1996, the Company had approximately 800 shareholders of record.

      There have been no dividends or other distributions made by the Company since its inception. The Company does not anticipate paying cash dividends in the foreseeable future.

Selected Financial Information

     The consolidated financial statements of the Company and related notes thereto for the year ended December 31, 1995 and the unaudited consolidated condensed financial statements and related notes for the six month period ended June 29, 1996, are being mailed to all shareholders of record with this Proxy Statement. Shareholders may obtain a copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995, at the principal office of the Company, 1939 Palomar Oaks Way, Carlsbad, California 92009.

     The consolidated statement of loss data for the fiscal years ended December 31, 1994 and 1995, and the consolidated balance sheet data at December 31, 1994 and 1995 are derived from audited consolidated financial statements not included in this Proxy Statement. The consolidated statement of income (loss) data for the six month periods ended July 1, 1995 and June 29, 1996, and the consolidated balance sheet data at July 1, 1995 and June 29, 1996 are derived from unaudited consolidated financial statements not included in this Proxy Statement. The Company believes that the information at July 1, 1995 and June 29, 1996 and for the six month periods then ended, contained all adjustments, consisting of only normal recurring accruals, necessary for the fair presentation of the financial position at such dates and the results of operations for such periods. The results of operations for the six months ended June 29, 1996 are not necessarily indicative of the results to be expected for the full year.
                         (Amounts in thousand except per share)

                                                                                               Six Months Ended
                                    Year Ended December 31,   July 1,       June 29,
                                    1994           1995        1995          1996

 Consolidated Statement of Loss:
      Net sales                      $ 14,291    $ 10,171    $   4,526      $  5,270
      Gross margin                      3,803       2,788          685         2,324
      Operating expenses               12,859       4,476        2,623         2,084
      Restructuring expenses            3,151           0            0             0
      Operating income (loss)         (12,207)     (1,688)      (1,938)          240
      Extraordinary item                    0       1,367            0           215
      Net income (loss)               (12,929)     (1,117)      (2,331)           37
      Net income (loss) per share   $   (1.07)   $   (.07)   $    (.18)     $     0
      Average shares outstanding       12,127      14,244       13,313       14,712

                                         December 31,         July 1,     June 29,
                                      1994          1995       1995        1996
Consolidated Balance Sheet:
     Total assets                   $  8,175     $   5,821   $   6,730      $  5,096
     Current and long-term debt        6,051         7,195       5,412         7,152
     Shareholders' deficit            (7,614)       (7,571)     (8,890)       (7,500)
     Working capital (deficit)      $ (9,232)    $ (7,648)    $ (10,148)    $ (7,579)


Capitalization

     Set forth below is the consolidated capitalization of the Company as of June 29, 1996 which is derived from the unaudited consolidated financial statements of the Company, and the pro forma capitalization of the Company as of that date, adjusted first to only give effect to the Investment
Proposals and the conversion of the Working Capital Loan into shares of Common Stock, and second adjusted further to give effect to the conversion of the (i) Series A Preferred
Stock into shares of Common Stock and (ii) the 6% Debenture into Series B Preferred Stock and then the immediate conversion of Series B Preferred Stock into shares of Common
Stock.  See "Unaudited Pro Forma Condensed Financial
Information."

                                               (Dollars in Thousands)
                                                           June 29, 1996
                                                                        As        Pro Forma     Pro
                                            Actual     Adjustments     Adjusted   Adjustments   Forma
  Bridge Loan                           $  1,800       $ (1,800)(a)    $    0     $    0        $   0
  12% Convertible Debentures, including
     accrued interest                      4,800        (4,800)(b)          0          0            0
  Working Capital Loan, 6% interest            0             0 (c)          0          0            0
  6% Note	                                     0           600 (a)        600          0          600
  6% Convertible Debenture (discounted
    to 10% interest rate)                      0         3,150 (b)      3,150     (3,150)(e)        0
  Creditors' Note and other current
    liabilities                            1,343             0          1,343           0       1,343
     Total short-term and long-term debt   7,943        (2,850)         5,093     (3,150)       1,943

  Shareholders' equity (deficit):
  Preferred stock, no shares authorized
   (as adjusted 2,000,000 shares authorized)  0            800 (a)        800       (800)(f)        0
  Common Stock, 50,000,000 shares
   authorized(as adjusted 100,000,000
    shares authorized); 14,758,201
    shares outstanding (as adjusted
    77,511,301 shares outstanding)       23,510         3,050 (b)(d)  26,560      3,950 (e)(f)   30,510
  Accumulated deficit                   (31,010)            0        (31,010)         0         (31,010)
       Total shareholders' equity
         (deficit)                       (7,500)        3,850         (3,650)     3,150            (500)
  Total capitalization                $     443      $  1,000        $ 1,443    $     0         $ 1,443

The adjustments to reflect the Investment Agreement and conversion of the Working Capital Loan into Common Stock are as follows:

  (a) Adjustments to reflect cancellation of Bridge Loan in exchange for a cash payment of $400,000 and the issuance of a one year 6% Note and 8,000 shares of Series A Preferred Stock.

 (b) Adjustment to reflect cancellation of 12% Convertible Debenture and accrued interest in exchange for a new 6% Debenture, net of a discount of $1,650,000 to reflect an effective interest rate of 10%. For purposes of this presentation, the discount of $1,650,000 is credited to Common Stock.

  (c)   Adjustment to reflect $1,000,000 Working Capital
Loan and its immediate conversion into 4,000,000 shares of Common Stock.

  (d) Adjustment to reflect issuance of 49,009,000 shares of Common Stock for cash payment of $400,000.

The pro forma adjustments to reflect the conversion of the 6% Debenture into Series B Prefered Stock and the conversion of Series A and B Preferred Stock into Common Stock are as follows:

  (e)   Adjustments to reflect the conversion of the 6%
Debenture, first into 48,000 shares of Series B
Preferred Stock and second the conversion of 48,000 shares of Series B Preferred Stock into 7,344,100 shares of Common Stock. The mandatory conversion of the 6%
Debenture into Series B Preferred Stock and the conversion of Series B Preferred Stock into shares of Common Stock is subject to certain future events not controlled by the Company.

  (f)   Conversion of 8,000 shares of Series A Preferred
Stock into 2,400,000 shares of Common Stock. The conversion of the Series A Preferred Stock into shares of Common Stock is subject to certain future events not controlled by the Company.

</F>

             RATIFICATION OF SELECTION OF ACCOUNTANTS
                     (PROPOSAL 3)

     Unless marked to the contrary, proxies received will be voted "FOR" the ratification of the appointment of Coopers & Lybrand, LLP as independent accountants for the current year. A representative of Coopers & Lybrand, LLP is expected to attend the Annual Meeting and be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he or she desires to do so. Coopers & Lybrand, LLP have been the Company's independent accountants since 1987.


                   OTHER MATTERS

     The Board of Directors knows of no other business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting. However, if any other matters are properly brought before the Annual Meeting or any adjournment thereof (including the election of any substitute for any of the foregoing nominees who is unable to, or for good cause will not, serve on the Board of Directors), the proxyholders will have the discretionary authority to vote the shares represented by proxy in accordance with their best judgment.

     Any proposal of a shareholder intended to be presented at the Company's 1997 Annual Meeting of Shareholders must submit such proposal no later than February 25, 1997.
Shareholder proposals should be submitted to John Robinson, Coded Communications Corporation, 1939 Palomar Oaks Way,
Carlsbad, CA 92009.


INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated into this Proxy Statement by reference: (1) the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1995 and (2) the Company's Quarterly Report on Form 10-QSB for the quarter ended March 30, 1996, as filed with the Commission on April 29, 1996. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     The Company's Annual Report to Shareholders for the year ended December 31, 1995 and its Quarterly Report on Form 10-QSB for the three month period ended March 30, 1996 are being furnished to shareholders with this definitive
Proxy Statement.



              1995 ANNUAL REPORT ON FORM 10-KSB

     The Company's Annual Report on Form 10-KSB, including the financial statements and the financial schedules, required to be filed with the Securities and Exchange
Commission for the year ended December 31, 1995, will be furnished without charge to any shareholders upon written request to: Coded Communications Corporation, Investors
Relations, 1939 Palomar Oaks Way, Carlsbad, California
92009.





                       By Order of the Board of Directors




                      /s/  John A. Robinson, Jr.
                           John A. Robinson, Jr., Chairman










Carlsbad, California
August 8, 1996


                          CODED COMMUNICATIONS CORPORATION
                                           PROXY
                    FOR THE ANNUAL MEETING TO BE HELD SEPTEMBER 10, 1996 THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT OF THE COMPANY

The undersigned, being a shareholder of Coded Communications Corporation (the "Company"), hereby appoint(s) John A. Robinson, Jr., and Steven E. Borgardt, as proxies with full power of substitution and authorizes them or any of them, to attend the Annual Meeting of the Company to be held on September 10, 1996, and at any adjournment thereof, and to vote all the shares of common stock of the Company registered in the name of the undersigned with respect to the matters set forth below as follows:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION
IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

1.    ELECTION OF DIRECTORS:

   /  /  FOR ALL nominees listed       /  /  WITHHOLD AUTHORITY
         below (except as marked             to vote for ANY of the nominees
         to the contrary below)              listed below

 NOMINEES:  Steven E. Borgardt, James W. Kenney,  and John A. Robinson, Jr.

INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:

2. Investment Proposals (the effectiveness of each of the proposals below is contingent on the approval of the others, and will not be effective unless all three proposals are approved):

    2(a)     Proposal to approve the Investment Agreement.

       /  /     FOR        /  /   AGAINST        /  /         ABSTAIN

   2 (b) Amendment of the Certificate of Incorporation to increase number of authorized shares of Common Stock, $.01 par value, from 50,000,000 to 100,000,000 shares.

     /  /        FOR       /  /     AGAINST     /  /        ABSTAIN

   2 (c) Amendment of the Certificate of Incorporation to authorize 2,000,000 shares of Preferred Stock, to be issued from time-to-time in such amounts and designations as authorized by the Board of Directors.

   /  /        FOR         /  /       AGAINST      /  /       ABSTAIN

3. Proposal to ratify the appointment of Coopers & Lybrand as independent accountants for the current year.

   /  /        FOR        /  /        AGAINST      /  /         ABSTAIN

4. With respect to the transaction of such other business as may properly come before the Annual Meeting, as the proxyholders, in their sole discretion, may see fit.

SHAREHOLDERS WHO ATTEND THE MEETING MAY VOTE IN PERSON
EVEN THOUGH THEY HAVE PREVIOUSLY MAILED THIS PROXY.
PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED
ENVELOPE.

Dated, 1996

SIGNATURE OF SHAREHOLDER                SIGNATURE OF  SHAREHOLDER

   PRINT NAME                                  PRINT NAME

IMPORTANT: Please date this Proxy and sign exactly as name(s) appear(s) hereon. When signing as a fiduciary, please give your full title. Return his Proxy promptly in the enclosed envelope.

                              SCHEDULE 14A
                             (Rule 14a-101)
                 INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. 1

Filed by the Registrant   /x/
Filed by a Party other than the Registrant       /  /
Check the appropriate box:
/x/  Preliminary Proxy Statement        /  /  Confidential for Use of the
                                              Commission.Only (as permitted by
                                              Rule 14a-6(e)(2)

/  /   Definitive Proxy Statement
/  /   Definitive Additional Materials
/  /   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

         Coded Communications Corporation            (File No. 0 17574)
               (Name of Registrant as Specified in Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

(Payment of Filing Fee (Check the appropriate box):
     /  /   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
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     /  /   $500 per each party to the controversy pursuant to Exchange
            Act Rule 14a-6(i)(3)/
     /  /   Fee computed on table below per Exchange Act Rules
            14a-6(i)(4) and 0-11.
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